Exhibit 15.1

Consolidated Financial Statements of Snow Corporation

Report of Independent Auditors

To the Board of Directors of SNOW Corporation

We have audited the accompanying consolidated financial statements of SNOW Corporation and its subsidiaries, which comprise the consolidated statement of financial position as of December 31, 2018 and the related consolidated statements of profit or loss, comprehensive loss, changes in equity and cash flows for the years ended December 31, 2018 and 2017.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of SNOW Corporation and its subsidiaries as of December 31, 2018 and the results of their operations and their cash flows for the years ended December 31, 2018 and 2017, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Other Matter

The accompanying consolidated statement of financial position of SNOW Corporation and its subsidiaries as of December 31, 2019, and the related consolidated statements of profit or loss, comprehensive loss, changes in equity and cash flows for the year then ended were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them.

/s/ Samil PricewaterhouseCoopers

Seoul, Korea

June 27, 2019

Snow Corporation

Consolidated Statements of Financial Position

		(In thousands of Korean won)
	Notes	December 31, 2018	December 31, 2019 (Unaudited)
Assets
Current assets
Cash and cash equivalents	6, 20	104,258,127	65,190,852
Trade and other receivables	7, 13, 18, 20	4,864,462	6,750,039
Other financial assets, current	13, 20	800,000	2,937,829
Other current assets	10	3,437,537	7,843,829

Total current assets		113,360,126	82,722,549

Non-current assets
Property and equipment	5, 8	4,669,914	4,713,505
Right-of-use assets	5, 15	—	11,595,549
Goodwill	5, 9	2,525,462	2,525,462
Other intangible assets	5, 9	717,651	1,104,437
Investments in associates and joint ventures	25	3,972,610	7,766,898
Other non-current financial assets	13, 21	15,913,064	17,776,440
Other non-current assets	10	4,935,023	361,615

Total non-current assets		32,733,724	45,843,906

Total assets		146,093,850	128,566,455

Liabilities
Current liabilities
Trade and other payables	13, 20	9,089,468	10,616,471
Other financial liabilities, current	13, 20	4,459,624	5,635,160
Lease liabilities, current	15, 17, 20	—	7,238,164
Income tax payables	12	—	2,908,945
Advances received	18	596,818	1,783,863
Other current liabilities	10	5,154,875	13,401,636

Total current liabilities		19,300,785	41,584,239

Non-current liabilities
Other financial liabilities, non-current	13, 20, 21	74,009,538	84,534,524
Lease liabilities, non-current	15, 17, 20	—	13,595,325
Deferred tax liabilities	12	1,273,600	153,467
Provisions, non-current	11	675,444	804,640
Defined benefits liabilities	14	10,978,932	19,512,964
Other non-current liabilities	10	—	8,799

Total non-current liabilities		86,937,514	118,609,719

Total liabilities		106,238,299	160,193,958

Shareholders’ equity
Share capital	16	5,012,065	5,847,485
Share premium	16	236,741,078	306,583,103
Accumulated deficit		(199,434,330)	(337,899,014)
Accumulated other comprehensive loss		(793,042)	(2,876,946)

Equity attributable to the shareholders of the Company		41,525,771	(28,345,372)

Non-controlling interests	24	(1,670,220)	(3,282,131)

Total shareholders’ equity		39,855,551	(31,627,503)

Total liabilities and shareholders’ equity		146,093,850	128,566,455

See Notes to Consolidated Financial Statements

Snow Corporation

Consolidated Statements of Profit or Loss

		(In thousands of Korean won)

	Notes	2017	2018	2019 (Unaudited)
Revenues	5, 18	2,734,378	13,166,879	23,543,159

Operating expenses:
Payment processing and licensing expenses		(705,899)	(2,959,209)	(4,491,741)
Employee compensation expenses	14	(21,567,930)	(37,723,838)	(67,099,897)
Marketing expenses		(41,242,506)	(49,601,580)	(54,063,364)
Infrastructure and communication expenses		(221,622)	(912,879)	(2,215,299)
Outsourcing and other service expenses		(9,507,888)	(14,784,211)	(20,243,669)
Depreciation and amortization expenses	8, 9, 15	(487,403)	(1,035,930)	(6,458,733)
Other operating expenses	19	(3,832,886)	(10,369,897)	(5,113,199)

Total operating expenses		(77,566,134)	(117,387,544)	(159,685,902)

Loss from operating activities		(74,831,756)	(104,220,665)	(136,142,743)
Finance income	19	586,181	8,429,867	2,635,832
Finance costs	19	(819,201)	(6,885,505)	(10,250,593)
Share of loss of associates and joint ventures	25	(158,587)	(3,703,485)	(1,642,370)
Loss on foreign currency transactions, net		(123,242)	(30,340)	(864,929)
Other non-operating income	19	198,418	1,151,994	14,144,223
Other non-operating expenses		(1,012)	(89,448)	(1,042,969)

Loss before tax		(75,149,199)	(105,347,582)	(133,163,549)
Income tax expenses	12	(725,724)	(1,281,001)	(1,883,683)

Loss for the year		(75,874,923)	(106,628,583)	(135,047,232)

Attributable to:
The shareholders of the Company		(75,874,923)	(105,661,916)	(133,537,209)
Non-controlling interests	24	—	(966,667)	(1,510,023)

See Notes to Consolidated Financial Statements

Snow Corporation

Consolidated Statements of Comprehensive Loss

		(In thousands of Korean won)

	Notes	2017	2018	2019 (Unaudited)
Loss for the year		(75,874,923)	(106,628,583)	(135,047,232)
Other comprehensive income/(loss)
Items that will not be reclassified to profit or loss:
Remeasurement of defined benefit liability	12, 14	1,508,659	(2,983,076)	(4,908,769)
Items that may be reclassified to profit or loss:
Exchange differences on translation of foreign operations:
Loss arising during the year	12	(159,937)	(736,618)	(2,187,792)
Proportionate share of other comprehensive income of associates and joint ventures	12	—	—	(18,706)

Total other comprehensive income/(loss) for the year, net of tax		1,348,722	(3,719,694)	(7,115,267)

Total comprehensive loss for the year, net of tax		(74,526,201)	(110,348,277)	(142,162,499)

Attributable to:
The shareholders of the Company		(74,526,201)	(109,357,263)	(140,548,588)
Non-controlling interests	24	—	(991,014)	(1,613,911)

See Notes to Consolidated Financial Statements

Snow Corporation

Consolidated Statements of Changes in Equity

	(In thousands of Korean won)
		Equity attributable to the shareholders of the Company
					Accumulated other comprehensive income/(loss)
	Notes	Share capital	Share premium	Accumulated deficit	Currency translation adjustment	Reassessment of defined benefit liability	Total	Non- controlling interests	Total shareholders’ equity
Balance at January 1, 2017		2,266,665	52,817,531	(16,423,074)	74,742	—	38,735,864	—	38,735,864
Comprehensive (loss)/income
Loss for the year		—	—	(75,874,923)	—	—	(75,874,923)	—	(75,874,923)
Other comprehensive (loss)/income		—	—	—	(159,937)	1,508,659	1,348,722	—	1,348,722

Total comprehensive (loss)/income for the year		—	—	(75,874,923)	(159,937)	1,508,659	(74,526,201)	—	(74,526,201)

Transfer to accumulated deficit		—	—	1,508,659	—	(1,508,659)	—	—	—
Other		—	10,600	—	—	—	10,600	—	10,600
Transactions with equity holders
Issuance of common share	16	1,523,890	50,567,407	—	—	—	52,091,297	—	52,091,297

Balance at December 31, 2017		3,790,555	103,395,538	(90,789,338)	(85,195)	—	16,311,560	—	16,311,560

See Notes to Consolidated Financial Statements

Snow Corporation

Consolidated Statements of Changes in Equity (continued)

	(In thousands of Korean won)
		Equity attributable to the shareholders of the Company
					Accumulated other comprehensive loss
	Notes	Share capital	Share premium	Accumulated deficit	Currency translation adjustment	Reassessment of defined benefit liability	Total	Non- controlling interests	Total shareholders’ equity
Balance at January 1, 2018		3,790,555	103,395,538	(90,789,338)	(85,195)	—	16,311,560	—	16,311,560
Comprehensive loss
Loss for the year		—	—	(105,661,916)	—	—	(105,661,916)	(966,667)	(106,628,583)
Other comprehensive loss		—	—	—	(712,271)	(2,983,076)	(3,695,347)	(24,347)	(3,719,694)

Total comprehensive loss for the year		—	—	(105,661,916)	(712,271)	(2,983,076)	(109,357,263)	(991,014)	(110,348,277)

Transfer to accumulated deficit		—	—	(2,983,076)	—	2,983,076	—	—	—
Transactions with equity holders
Issuance of common share	16	1,221,510	128,770,759	—	—	—	129,992,269	—	129,992,269
Changes in interest in a subsidiary		—	4,574,781	—	4,424	—	4,579,205	(679,206)	3,899,999

Total transaction with equity holders		1,221,510	133,345,540	—	4,424	—	134,571,474	(679,206)	133,892,268

Balance at December 31, 2018		5,012,065	236,741,078	(199,434,330)	(793,042)	—	41,525,771	(1,670,220)	39,855,551

See Notes to Consolidated Financial Statements

Snow Corporation

Consolidated Statements of Changes in Equity (continued)

	(In thousands of Korean won)
		Equity attributable to the shareholders of the Company
					Accumulated other comprehensive loss
(Unaudited)	Notes	Share capital	Share premium	Accumulated deficit	Currency translation adjustment	Reassessment of defined benefit liability	Total	Non- controlling interests	Total shareholders’ equity
Balance at January 1, 2019		5,012,065	236,741,078	(199,434,330)	(793,042)	—	41,525,771	(1,670,220)	39,855,551
Comprehensive loss
Loss for the year		—	—	(133,537,209)	—	—	(133,537,209)	(1,510,023)	(135,047,232)
Other comprehensive loss		—	—	—	(2,083,904)	(4,927,475)	(7,011,379)	(103,888)	(7,115,267)

Total comprehensive loss for the year		—	—	(133,537,209)	(2,083,904)	(4,927,475)	(140,548,588)	(1,613,911)	(142,162,499)

Transfer to accumulated deficit		—	—	(4,927,475)	—	4,927,475	—	—	—
Transactions with equity holders
Issuance of common share	16	835,420	69,164,421	—	—	—	69,999,841	—	69,999,841
Establishment of a subsidiary		—	—	—	—	—	—	2,000	2,000
Recognition of share based payments	16, 27	—	677,604	—	—	—	677,604	—	677,604

Total transaction with equity holders		835,420	69,842,025	—	—	—	70,677,445	2,000	70,679,445

Balance at December 31, 2019		5,847,485	306,583,103	(337,899,014)	(2,876,946)	—	(28,345,372)	(3,282,131)	(31,627,503)

See Notes to Consolidated Financial Statements

Snow Corporation

Consolidated Statements of Cash Flows

	(In thousands of Korean won)

	Notes	2017	2018	2019 (Unaudited)
Cash flows from operating activities
Loss before tax		(75,149,199)	(105,347,582)	(133,163,549)
Adjustments for:
Depreciation and amortization expenses	8, 9, 15	487,403	1,035,930	6,458,733
Finance income		(586,181)	(8,429,867)	(2,635,832)
Finance costs		819,201	6,885,505	10,250,593
Share based payment expenses		—	3,900,000	677,604
Share of loss of associates and joint ventures	25	158,587	3,703,485	1,642,370
Gain on disposal of financial assets at fair value through profit or loss		—	(282,371)	(13,922,482)
(Gain)/loss on disposal of property and equipment and intangible assets, net		(1,319)	150,941	(8,403)
Gain on reversal of assets retirement obligations		—	(264,434)	—
Changes in:
Trade and other receivables	7, 18	(458,182)	(4,230,681)	(1,717,450)
Trade and other payables		3,196,246	2,603,690	1,658,224
Advances received	18	—	609,525	944,685
Provisions	11	508,392	(580,000)	1,013,652
Defined benefit liability	14	1,479,741	1,449,781	3,625,263
Other current assets		(1,402,699)	(1,187,061)	(4,499,244)
Other non-current assets		(7,621)	(4,940,838)	4,581,002
Other current liabilities		240,985	1,158,734	8,495,216
Other financial liabilities, non-current		—	1,499,669	(8,960)
Other non-current liabilities		—	—	8,950
Others		10,844	(1,901)	(766,048)

Cash used in operating activities		(70,703,802)	(102,267,475)	(117,365,676)

Interest received		389,170	351,026	899,914
Interest paid		(13,664)	(4,687)	(938,787)
Income taxes paid		(43,586)	(3,164)	(41,669)

Net cash used in operating activities		(70,371,882)	(101,924,300)	(117,446,218)

Cash flows from investing activities
Proceeds from maturities of time deposits		20,000,000	—	—
Purchase of debt instruments		(1,629,958)	(1,883,545)	(1,661,715)
Proceeds from sales of debt instruments	21	—	440,271	20,536,543
Acquisition of property and equipment and intangible assets	8, 9, 17	(1,197,554)	(4,151,729)	(3,085,937)
Proceeds from disposal of property and equipment and intangible assets	8, 9, 17	15,901	87,630	69,918
Payments for execution of assets retirement obligations		—	(50,200)	—
Acquisition of subsidiaries, net of cash acquired	17, 23	(4,100,145)	(2,086,866)	—
Investment in associates and joint ventures	25	(2,339,067)	(3,851,451)	(5,440,999)
Proceeds from business acquisition	17, 23	5,900,000	—	—
Execution of loans		(600,007)	(1,000,000)	(2,400,000)
Repayments of loans		705,460	405,700	1,800,000
Payment of office security deposits		(395,364)	(3,121,644)	(523,043)
Refund of office security deposits		210,000	434,584	113,959
Proceeds from collection of lease receivables		—	—	2,186,661

Net cash provided by/(used in) investing activities		16,569,266	(14,777,250)	11,595,387

Snow Corporation

Consolidated Statements of Cash Flows (continued)

	(In thousands of Korean won)

	Notes	2017	2018	2019 (Unaudited)
Cash flows from financing activities
Changes in short-term borrowings	13, 20	167,460	4,486,052	1,034,605
Repayment of principal portion of lease liabilities	15, 17	—	—	(5,971,215)
Payments for common shares issuance costs	16	(9,729)	(7,557)	—
Proceeds from capital increase	16	50,001,751	129,999,826	69,999,841
Issuance of redeemable convertible preferred shares by a subsidiary	21	—	65,674,465	—
Proceeds from the payment received from non-controlling interests		—	—	2,000

Net cash provided by financing activities		50,159,482	200,152,786	65,065,231

Net (decrease)/increase in cash and cash equivalents		(3,643,134)	83,451,236	(40,785,600)
Cash and cash equivalents at the beginning of the year		24,176,192	20,386,988	104,258,127
Effect of exchange rate changes on cash and cash equivalents		(146,070)	419,903	1,718,325

Cash and cash equivalents at the end of the year	6	20,386,988	104,258,127	65,190,852

See Notes to Consolidated Financial Statements

Snow Corporation

Notes to Consolidated Financial Statements

1.	Reporting Entity

Snow Corporation (“the Company”) was incorporated at August 1, 2016 through the investment by NAVER Corporation (“NAVER”), which is domiciled in Korea, under the Commercial Code of the Republic of Korea, followed by the additional investment to the Company by LINE Corporation (“LINE”), which is domiciled in Japan. The Company develops and operates mobile contents as well as mobile applications and also provides advertising services. As of December 31, 2019, LINE and its subsidiaries (collectively “the LINE Group”) and NAVER respectively have 29.2% and 70.8% of the ownership of the Company. NAVER also has ownership in LINE with 72.6% as of December 31, 2019. NAVER is the ultimate parent company of the Company and its subsidiaries (collectively “the Group”) as well as the LINE Group. The Company’s headquarter is located at 117, Bundangnaegok-ro, Bundang-gu, Seongnam-si, Gyeonggi-do, Republic of Korea.

2.	Basis of Preparation

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). As aforementioned in Note 1 “Reporting entity”, The Company was incorporated on August 1, 2016. LINE’s board of directors approved the investment in the Company on September 29, 2016, and on October 18, 2016, LINE has acquired newly issued voting shares of the Company by paying 49,999,800 thousand won in cash, resulting in a 25.0% ownership interest. The Company acquired a camera application business from LINE Plus Corporation as of May 1, 2017. The camera application business includes services such as B612, LINE Camera, Foodie, and Looks. The Company newly issued 208,455 common shares in exchange for the camera application business resulting in an increase of the LINE Group’s ownership interest in the Company to 48.6%, followed by an additional capital injection into the Company by NAVER Corporation in August 2017. As a result, LINE Group’s ownership decreased from 48.6% to 45.0%. In March and October 2018, the Company issued new shares to NAVER Corporation through a third-party allotment, which resulted in a decrease in LINE Group’s ownership from 45.0% to 34.0%. In August 2019, the Company again issued new shares to NAVER Corporation through a third-party allotment for 69,999,842 thousand won of additional capital into the Company as consideration. As a result, LINE Group’s ownership interest in the Company decreased from 34.0% to 29.2%. LINE Group’s ownership interest of the Company is 45.0%, 34.0% and 29.2% as of December 31, 2017, 2018 and 2019, respectively. In addition, due to further capital injection by NAVER Corporation during April 2020, LINE Group’s ownership interest of the Company decreased to 24.5% from 29.2% as of the filing date of the consolidated financial statements.

As mentioned above, the Group has been included in LINE Group’s consolidated financial statement as an equity investment from October 18, 2016. These financial statements were prepared pursuant to Rule 3-09 of SEC Regulation S-X for inclusion in the amendment of the Form 20-F of LINE. Accordingly, the Group’s financial information should include the consolidated statements of financial position as of December 31, 2018 and 2019, and the consolidated statements of profit or loss, the consolidated statements of comprehensive loss, the consolidated statements of changes in equity and the consolidated statements of cash flows for the years ended December 31, 2017, 2018 and 2019 pursuant to Rule 3-09 of SEC Regulation S-X. The Group’s consolidated financial statements as of December 31, 2017 and 2018 and for the years then ended had been audited; however, the financial statements as of December 31, 2019 and for the year then ended were exempt from audit procedures conducted by certified public accountants or an audit firm.

The Group’s consolidated financial statements are presented in thousands of Korean won, which is also the Company’s functional currency. The consolidated financial statements were approved by the Board of Directors on June 25, 2020.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

3.	Significant Accounting Policies

The significant accounting policies applied by the Group in preparing its consolidated financial statements are set out below. The accounting policies have been applied consistently.

(1)	Basis of Consolidation

The consolidated financial statements include the accounts of the Group, which are directly or indirectly controlled. Control is generally conveyed by ownership of the majority of voting rights. The Group controls an entity when the Group has power over the entity, is exposed, or has rights, to variable returns from the involvement with the entity and has the ability to affect those returns through its power over the entity.

When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group’s accounting policies. If the end of the reporting period of a subsidiary differs from that of the Company, the subsidiary prepares, for the purpose of preparing consolidation financial statements, additional financial statements as of the same date as the consolidated financial statements of the Group.

Non-controlling interest in a subsidiary is accounted for separately from the parent’s ownership interests in a subsidiary. Profit or loss and each component of other comprehensive income are attributed to the shareholders of the parent and non-controlling interest, even if this results in the non-controlling interest having a deficit balance. A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction. Any difference between the adjustment to the non-controlling interest and the fair value of the consideration paid or received is recognized directly in shareholders’ equity as “equity attributable to the shareholders of the Company”.

Intercompany balances and transactions have been eliminated upon consolidation.

(2)	Basis of Measurement

The consolidated financial statements have been prepared on a historical cost basis, except for financial instruments measured at fair value, which is the price that would be received to sell such financial instruments or paid to transfer the related liability in an orderly transaction between market participants at the measurement date.

(3)	Business Combinations

(a)	Business Combinations

In accordance with IFRS 3 Business Combinations, each identifiable asset and liability is measured at fair value as of acquisition date except for the following:

–	Deferred tax assets or liabilities which are recognized and measured in accordance with IAS 12 Income Taxes; and

–	Employee benefit arrangements which are recognized and measured in accordance with IAS 19 Employee Benefits

Leases and insurance contracts are classified on the basis of the contractual terms and other factors at the inception of the contract or at the date of modification, which could be the acquisition date if the terms of the contract have been modified in a manner that would change its classification.

Contingent liabilities assumed in a business combination are recognized when such liabilities are present obligations and their fair value can be measured reliably.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

3.	Significant Accounting Policies (continued)

(3)	Business Combinations (continued)

(a)	Business Combinations (continued)

The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition-date fair values of the assets transferred by the acquirer, the liabilities incurred by the acquirer to former owners of the acquiree and the equity interests issued by the acquirer. Acquisition-related costs are costs the acquirer incurs to effect a business combination. Those costs include finder’s fees; advisory, legal, accounting, valuation and other professional or consulting fees; general administrative costs, including the costs of maintaining an internal acquisitions department; and costs of registering and issuing debt and equity securities. Acquisition-related costs, other than those associated with the issue of debt or equity securities, are expensed in the periods in which the costs are incurred and the services are received.

The Group measures goodwill at the acquisition date as:

–	the fair value of the consideration transferred; plus

–	the recognized amount of any non-controlling interest in the acquiree; plus

–	if the business combination is achieved in stages, the fair value of the pre-existing equity interest in the acquiree; less

–	the net recognized amount (generally fair value) of the identifiable assets acquired and liabilities assumed.

Subsequent to initial recognition, goodwill is measured at cost less any accumulated impairment losses.

(b)	Business combinations under common control

A business combination involving entities or businesses under common control is a business combination in which all of the combining entities or businesses are ultimately controlled by the same party or parties both before and after the business combination, and in which control is not transitory. The Group has accounted for the acquisition of business combination under common control based on the carrying amounts recorded in the consolidated financial statements of the acquired companies.

(4)	Associates and Joint Arrangements

(a)	Associates

An associate is an entity in which the Group has significant influence, but not control, over the entity’s financial and operating policies. Significant influence is presumed to exist when the Group holds between 20% and 50% of the voting power of another entity, unless it can be clearly demonstrated that it is not the case.

The Group’s investments in associates are accounted for using the equity method. Under the equity method, the investment in an associate is initially recognized at cost and the carrying amount is adjusted to recognize the Group’s share of the profit or loss and changes in equity of the associate after the date of acquisition. Gains and losses from transactions between the Group and its associates are eliminated to the extent of the Group’s interest in the associates. Intra-group losses are recognized as an expense if intra-group losses indicate an impairment that requires recognition in the consolidated financial statements.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

3.	Significant Accounting Policies (continued)

(4)	Associates and Joint Arrangements (continued)

(a)	Associates (continued)

If an associate uses accounting policies different from those of the Group for like transactions and events in similar circumstances, appropriate adjustments are made to its financial statements in applying the equity method.

When the Group’s share of losses exceeds its interest in associates, the carrying amount of that interest, including any long-term investments, is reduced to nil and the recognition of further losses is discontinued.

(b)	Joint arrangements

A joint arrangement is an arrangement in which two or more parties have joint control. The classification of a joint arrangement as a joint operation or a joint venture depends upon the rights and obligations of the parties to the arrangement.

Joint operations are joint arrangements whereby the parties that have joint control of the arrangement have rights to the assets, and obligations for the liabilities, relating to the arrangement. The Group accounts for the assets, liabilities, revenues and expenses relating to its interest in joint operations in accordance with the IFRSs applicable to the particular assets, liabilities, revenues and expenses.

Joint ventures are joint arrangements whereby the parties that have joint control of the arrangement have rights to the net assets of the arrangement. Joint ventures are accounted for using the equity method.

(5)	Foreign Currencies

(a)	Foreign currency transactions

Transactions in foreign currencies are translated to the respective functional currencies of Group’s entities at exchange rates as of the transaction date. Monetary assets and liabilities denominated in foreign currencies are retranslated to the functional currency using exchange rate as of the reporting date. Non-monetary assets and liabilities denominated in foreign currencies that are measured at historical cost are translated using the exchange rate at the date of the initial transactions.

Non-monetary assets and liabilities denominated in foreign currencies that are measured at fair value are retranslated to the functional currency at the exchange rate at the date that the fair value was determined.

Foreign currency differences arising on retranslation are recognized in profit or loss, except for differences arising on the retranslation of equity instruments at FVOCI, which are recognized in other comprehensive income.

(b)	Foreign operations

If the presentation currency of the Group is different from a foreign operation’s functional currency, the financial statements of the foreign operation are translated into the presentation currency using the following methods:

The assets and liabilities of foreign operations, whose functional currency is not the currency of a hyperinflationary economy, are translated to presentation currency at the exchange rates as of the

Snow Corporation

Notes to Consolidated Financial Statements (continued)

3.	Significant Accounting Policies (continued)

(5)	Foreign Currencies (continued)

(b)	Foreign operations (continued)

reporting date. The income and expenses of foreign operations are translated to the presentation currency at the average foreign exchange rates of the reporting period. Foreign currency differences are recognized in other comprehensive income.

When a foreign operation is disposed of, the relevant amount after the translation is reclassified to profit or loss as part of profit or loss on disposal. In the event that a partial disposal does not lead to a loss of control in a subsidiary that includes a foreign operation, the relevant proportion of such cumulative amount is reattributed to non-controlling interest. For partial disposals that involve the loss of control in a foreign operation, the relevant proportion is reclassified to profit or loss.

(6)	Cash and Cash Equivalents

Cash and cash equivalents comprise cash on hand, demand deposits, and short-term investments with maturity dates that are within three months from the purchase dates. Such investments are highly liquid and readily convertible to known amounts of cash. Cash and cash equivalents are subject to an insignificant risk of changes in value and are used by the Group in managing its short-term commitments.

(7)	Financial Assets

(a)	Classification of financial assets

Based on the Group’s business model for managing the financial assets and the characteristics of contractual cash flows of the financial assets, the Group classifies the financial assets by following categories. Financial assets with embedded derivatives are considered in their entirety when determining whether their cash flows are solely payment of principal and interest.

i.	Financial assets at amortized cost

Financial assets measured at amortized cost include debt instruments of which contractual cash flows represent solely payments of principal and interest on the principal amount outstanding, and which are held within a business model whose objective is achieved solely by collecting contractual cash flows.

ii.	Financial assets at fair value through profit or loss

Financial assets measured at fair value through profit or loss (“FVPL”) include financial assets that are not classified as financial asset at amortized cost or financial assets at fair value through other comprehensive income.

(b)	Measurement of financial assets

i.	Initial measurement

At initial recognition, the Group measures financial assets at fair value. Financial assets not classified as financial assets at fair value through profit or loss are measured at fair value,

Snow Corporation

Notes to Consolidated Financial Statements (continued)

3.	Significant Accounting Policies (continued)

(7)	Financial Assets (continued)

(b)	Measurement of financial assets (continued)

i.	Initial measurement (continued)

including any transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets measured at fair value through profit or loss are expensed in profit or loss.

ii.	Subsequent measurement

Debt instruments:

(i)	Financial assets at amortized cost

Financial assets at amortized cost are measured at amortized cost using the effective interest method, and related interest income are included in finance income. When the financial asset is derecognized, the difference between amortized cost and consideration received is recognized in profit or loss. When there are changes in the amount of expected credit loss of the financial asset, an impairment gain or loss is recognized in profit or loss.

(ii)	Fair value through profit or loss

Subsequent to initial recognition, financial assets are measured at fair value. Gains or losses arising from changes in the fair value of debt instruments are recognized in profit or loss.

Equity instruments:

Where the Group has irrevocably elected to designate equity instruments as financial assets measured at fair value through other comprehensive income, any changes in the book value resulting from fair value measurement are recognized as other comprehensive income. There is no subsequent reclassification of cumulative gains or losses previously recognized in other comprehensive income to profit or loss. The accumulated other comprehensive income of the equity instruments measured at FVOCI on which the Group made an irrevocable election are transferred to retained earnings, when such equity instruments are sold. Where the Group has not elected to designate equity instruments as financial assets measured at fair value through other comprehensive income, any changes in the book value resulting from fair value measurement are recognized in profit or loss.

Dividends from equity instruments are recognized in profit or loss as “Finance income” when the Group’s right to receive payments are established.

(c)	Derivative financial instruments

The Group may use derivative financial instruments, such as exchange forward contracts to hedge its foreign exchange risk. Such derivative financial instruments are initially recognized at fair value on the date on which a derivative contract is entered into and are subsequently re-measured at fair value. Any

Snow Corporation

Notes to Consolidated Financial Statements (continued)

3.	Significant Accounting Policies (continued)

(7)	Financial Assets (continued)

(c)	Derivative financial instruments (continued)

gains or losses arising from changes in the fair value of derivatives are recognized in profit or loss. Derivatives are carried as financial assets when the fair value is positive and as financial liabilities when the fair value is negative.

(d)	Derecognition of a financial asset

The Group derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the right to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. Any interest in transferred financial assets that is created or retained by the Group is recognized as a separate asset or liability. If the Group retains substantially all the risks and rewards of ownership of the transferred financial assets, the Group continues to recognize the transferred financial assets and recognizes financial liabilities for the consideration received.

(e)	Offsetting financial instruments

Financial assets and liabilities bear the legally enforceable right of settlement on the recognized assets and liabilities. It is disclosed in net mount on the balance sheet in case where either financial assets or liabilities are settled at the net amount, or are realized the asset concurrently having an intention to settle the liabilities. The legally enforceable right of set-off is not influenced by future events and means that it is enforceable in the normal business processes even in the event of default or insolvency and bankruptcy.

(8)	Financial Liabilities

(a)	Initial recognition and classification

The Group recognizes financial liabilities in the Consolidated Statements of Financial Position when the Group becomes a party to the contractual provisions of the financial liability. Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, or payables.

(b)	Initial measurement of financial liabilities

All financial liabilities are recognized initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs.

(c)	Subsequent measurement

The measurement of financial liabilities depends on their classification, as described below:

i.	Financial liabilities measured at amortized cost

Financial liabilities measured at amortized cost include loans and borrowing that are not classified as financial liabilities at fair value through profit or loss

Snow Corporation

Notes to Consolidated Financial Statements (continued)

3.	Significant Accounting Policies (continued)

(8)	Financial Liabilities (continued)

(c)	Subsequent measurement (continued)

ii.	Financial liabilities measured at fair value through profit or loss

Financial liabilities at fair value through profit or loss include debt instruments and financial liabilities designated upon initial recognition as at fair value through profit or loss.

The Group derecognizes financial liabilities from the Consolidated Statements of Financial Position when it is extinguished (i.e. when the obligation specified in the contract is discharged, canceled or expires).

(9)	Share Capital

Common shares are classified as equity. Incremental costs directly attributable to the issue of common shares and stock options are recognized as a deduction from equity, net of any tax effects.

(10)	Property and Equipment

Property and equipment are measured and recognized at cost, net of accumulated depreciation and/or accumulated impairment losses, if any. Cost includes any other costs directly attributable to bring the assets to a working condition for their intended use and the costs of dismantling and removing the assets and restoring the site on which they are located.

The cost of replacing a part of property and equipment is included in the carrying amount of the asset or recognized as a separate asset, as necessary, if it is probable that the future economic benefits embodied within the part will flow into the Group and if the cost can be reliably measured. Accordingly, the carrying amount of the replaced part is derecognized. The costs of day to day servicing of property and equipment are recognized in profit or loss as incurred.

Land and assets held within construction-in-progress are not depreciated. Depreciation of property and equipment is computed using the straight-line method based on the depreciable amount of the assets over their respective useful lives as provided below. A component that is significant compared with the total cost of an item of property and equipment is depreciated separately over its useful life.

Gains or losses arising from the derecognition of an item of property and equipment are determined as the difference between the net disposal proceeds, if any, and the carrying amount of the item and recognized in other operating income or expenses.

The estimated useful lives are as follows:

Estimated useful lives (years)
Furniture and fixtures	3-5
Others	4-5

Depreciation methods, useful lives and residual values are reviewed at each fiscal year-end and adjusted, as appropriate, if expectations differ from previous estimates. The change is accounted for as a change in an accounting estimate.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

3.	Significant Accounting Policies (continued)

(11)	Intangible Assets

Intangible assets are initially measured at cost and carried at cost less accumulated amortization and accumulated impairment losses after initial recognition.

Within intangible assets with finite lives and other intangible assets with finite lives are amortized mainly using the straight-line method over the useful lives of the respective assets as provided below. Intangible assets with finite lives are assessed for impairment whenever there is an indication that the intangible asset may be impaired. The residual value of intangible assets is assumed to be zero.

The estimated useful lives for the intangible assets with finite lives are as follows:

Estimated useful lives (years)
Software	3-5
Industrial rights	5

The amortization periods and methods for intangible assets with finite useful lives are reviewed at each fiscal year-end. If expectations differ from previous estimates, the changes will be accounted for as a change in an accounting estimate.

(12)	Leases

Group as a lessee

The Group leases certain office space. A lease contract is normally entered into for a fixed term of 1 to 5 years, but it may include extension options.

Leases are recognized as right-of-use assets and the corresponding liabilities when the lease assets become available for use by the Group. Each lease payment is apportioned between repayments of the lease liability and finance costs. The finance costs are accounted for as expenses over the lease term and calculated based on constant periodic rate of interest on the remaining balance of the lease liability. The right-of-use assets are depreciated over the shorter of the estimated useful life of the asset or the lease term.

The assets and liabilities arising from leases are measured at the present value of the lease payment at the commencement date. The lease liability includes the net present value of the following lease payments:

–	fixed payments less any lease incentives

–	variable lease payments that depend on an index or a rate

–	amounts expected to be payable under a residual value guarantee

–	the exercise price of a purchase option if the lessee is reasonably certain to exercise that option, and

–	payments of penalties for terminating the lease, if the lease term reflects the lessee exercising an option to terminate the lease.

Lease payments are determined using the discount rate as the interest rate implicit in the lease, if that rate can be readily determined, or the Group’s incremental borrowing rate.

The right-of-use assets measured at cost comprise:

–	the amount of the initial measurement of the lease liability

–	any lease payments made at or before the commencement date, less any lease incentives received

Snow Corporation

Notes to Consolidated Financial Statements (continued)

3.	Significant Accounting Policies (continued)

(12)	Leases (continued)

Group as a lessee (continued)

–	any initial direct cost, and

–	cost of restoring the underlying asset to the original condition

As a practical expedient, the Group elects, by class of underlying asset, not to separate non-lease components from lease components, and instead accounts for each lease component and any associated non-lease components as a single lease component.

The lease payments associated with short-term lease and leases of low-value assets are recognized as expenses on a straight-line basis. A short-term lease is a lease that, at the commencement date, has a lease term of 12 months or less. A lease of low-value asset, for example, comprises low value assets such as office furniture and fixtures.

Most of the Group’s property leases include extension options.

An extension option is included in the lease term only if the Group is reasonably certain to exercise that option.

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement at the inception of the lease. When a lease contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration, it is considered as a lease transaction.

The amount and term of the lease liabilities are reassessed when lease contracts are modified.

When the lease liabilities are remeasured, the Group recognizes the amount of the remeasurement of the lease liability as an adjustment of the right-of-use asset.

Group as a lessor

Leases in which the Group transfers substantially all the risks and rewards of ownership of an asset are classified as finance leases.

At the commencement date, the Group recognizes assets held under a finance lease in its statement of financial position and presents them as a lease receivable at an amount equal to the net investment in the lease and finance income is recognized over the lease term.

Significant accounting policies prior to the adoption of IFRS16 as of January 1, 2019 were as follows:

Lease Transactions

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement at the inception date. In the event that fulfillment of the arrangement is dependent on the use of specific assets or the arrangement transfers a right to use the asset, such assets are defined as a lease transaction.

(a)	Finance Leases

Leases that transfer substantially all risks and benefits of ownership of the leased item to the lessee are classified as finance leases.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

3.	Significant Accounting Policies (continued)

(12)	Leases (continued)

(b)	Operating Leases

All lease arrangements, except finance leases that have been capitalized in the Consolidated Statements of Financial Position, are classified as operating leases.

Group as lessee

For operating lease transactions, lease payments are recognized as an expense using the straight-line method over the lease term in the Consolidated Statements of Profit or Loss.

Group as a lessor

Leases in which the Group does not transfer substantially all the risks and rewards of ownership of an asset are classified as operating leases. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognized over the lease term on the same basis as rental income.

(13)	Impairment of Financial Assets

The Group assesses on a forward looking basis the expected credit losses associated with its debt instruments carried at amortized cost and fair value through other comprehensive income. The impairment methodology applied depends on whether there has been a significant increase in credit risk. For trade receivables and lease receivables, the Group applies the simplified approach, which requires expected lifetime credit losses to be recognized from initial recognition of the receivables.

(14)	Impairment of Non-financial Assets

The Group’s goodwill and intangible assets that have an indefinite useful life are not subject to amortization and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired. Other assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use. Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at the end of each reporting period.

(15)	Employee Compensation

(a)	Short-term employee compensation

Short-term employee compensations are employee compensations that are expected to be settled wholly before 12 months after the end of the annual reporting period in which the employees render the related service. The undiscounted short-term employee compensations are accounted for on an accrual basis over the period in which employees have provided the services.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

3.	Significant Accounting Policies (continued)

(15)	Employee Compensation (continued)

(b)	Defined benefit plans

A defined benefit plan is a post-employment benefit plan other than a defined contribution plan. The Group’s obligation represents the estimated amount of future benefits that employees have earned in return for their services in the current and prior periods. The calculation is performed annually by an independent actuary using the projected unit credit method. The calculation is reviewed and approved by the management of the Group.

The assets or the liabilities relating to the defined benefit plans were recognized in the Consolidated Statement of Financial Position as the present value of obligations as of the reporting date, excluding the fair value of plan assets.

Current service cost is the increase in the present value of the defined benefit obligation resulting from employee service in the current period. Past service cost, which is the change in the present value of the defined benefits obligation for employee services in prior periods, resulting in the current period from the introduction of, or change to post-employment benefits, is recognized in full in profit or loss in the period in which the plan amendment occurs.

Remeasurement of the net defined benefit liability is mainly comprised of actuarial gains and losses resulting from experience adjustments and the effects of changes in actuarial assumptions. Experience adjustments are the effects of differences between the previous actuarial assumptions and what has actually occurred. The Group recognizes all remeasurements of the net defined benefit liability in other comprehensive income when incurred, and then reclassified to accumulated deficit immediately.

The discount rate used in the present valuation calculation is the yield at the reporting date on high-quality corporate bonds that have maturity dates approximating the terms of the Group’s obligations and that are denominated in the same currency in which the benefits are expected to be paid.

Net interest on the net defined benefit liability is determined by multiplying the net defined benefit liability by the discount rate noted above, taking account of any changes in the net defined benefit liability during the reporting period, as a result of contribution and benefit payments. Interest on the net defined benefit liability is recognized in profit or loss.

(c)	Defined contribution plans

Defined contribution plans are post-employment benefit plans under which an employer pays fixed contributions into a separate fund and will have no legal or constructive obligation to pay further contributions. The amount of the retirement benefit to be paid to employees is based on the contribution to the fund made by the Group and its employees as well as the return of the investment managed by the fund.

When an employee provides a service for a certain period of time, the provision in connection with the defined contribution plan in exchange for the service is recognized as provision with contributions already paid to the fund deducted. If the contributions already paid exceed the contributions to be paid for the services rendered prior to the end of the reporting period, the excess of the future contributions will be recognized as prepaid expenses, unless related contributions are included in depreciation of assets in accordance with other accounting standards.

Contributions to the defined contribution plans are recognized as expenses when the related services are rendered by employees, and contributions payable are recognized as liabilities.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

3.	Significant Accounting Policies (continued)

(16)	Marketing Expenses

The Group incurs marketing expenses to increase brand awareness and to promote the launching of new services.

The Group’s marketing expenses are primarily related to online advertising such as NAVER, Google and Facebook, and advertising on mobile applications, and expenses incurred for brand promotional events. Marketing personnel compensation expenses are not included in marketing expenses and are recorded as part of the employee compensation expenses. Expenditures related to marketing activities are recognized as expenses when incurred.

(17)	Provisions

Provisions are recognized when the Group has a present legal or constructive obligation as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

There are uncertainties about the amount and timing of the cash outflows related to provisions. The risks and uncertainties that inevitably surround events and circumstances are taken into account in reaching the best estimate of a provision. Where the effect of the time value of money is material, provisions are determined at the present value of the expected future cash flows.

The Group’s provisions mainly consist of provision for restoration obligations for leased property.

Provisions are reviewed at the end of each reporting period and adjusted to reflect the current best estimates. If it is no longer probable that an outflow of resources embodying economic benefits will be required to settle the obligation, the provision is reversed.

A provision may only apply to expenditures for which the provision was originally recognized.

(18)	Revenue

The Group mainly conducts development and operation of mobile applications and contents as well as providing advertising services.

The major source of the revenue is advertisement service and sales of goods including its virtual credits in the form of virtual coins that users can use in the mobile application and contents.

The Group recognizes revenue differently, depending on the type of transactions, which is described below. Revenue is measured at the fair value of the consideration of services provided in the ordinary course of business, less applicable sales and other taxes, where appropriate.

(a)	Advertisement Services

The Group provides advertisement services for advertisers by displaying advertisements on their mobile applications in various methods such as sponsored stickers and sponsored quiz shows.

The Group’s performance obligation is to present advertisements through sponsored stickers or sponsored quiz shows to users. Revenues from advertising are recognized over the advertising specific periods of typically two weeks on a straight-line basis if the contract is to expose advertisements for a specific period. If the advertising contract includes the rights to receive payments based on specific actions such as impressions, the Group recognizes revenue when such specific actions under the contract is fulfilled.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

3.	Significant Accounting Policies (continued)

(18)	Revenue (continued)

(a)	Advertisement Services (continued)

When another party is involved in providing goods or services to a customer, the Group shall determine whether the nature of its promise is a performance obligation to provide the specified goods or services itself (i.e. the Group is a principal) or to arrange for those goods or services to be provided by the other party (i.e. the Group is an agent). The Group determines whether it is a principal or an agent for each specified goods or services promised to the customer. The Group is a principal if it controls the specified good or service before that good or service is transferred to a customer. However, the Group does not necessarily control a specified good if the Group obtains legal title to that good only momentarily before legal title is transferred to a customer. The Group which is a principal may satisfy its performance obligation to provide the specified goods or services itself or it may engage another party to satisfy some or all of the performance obligation on its behalf.

The Group provides directly advertisement service for customers and considers itself the principal in providing the service to customers.

(b)	Sales of items with virtual coins

The Group provides personalized characters within its mobile application services and sells virtual coins which allows purchases of items of such characters to its users.

Virtual coins, which are the prepaid payment instruments may be purchased with credit cards or cash. Most of the end-user purchases are processed through payment processing service providers such as Apple App Store and Google Play. A processing fee is charged by the payment processing service providers for each transaction processed which are recognized as “outsourcing and other service expenses” on the Group’s consolidated statements of profit or loss. Upon the initial sales of the Group’s virtual coins, the Group records proceeds received as contract liabilities on the consolidated statements of financial position. As prescribed in the terms and conditions between the Group and end users, the Group’s virtual coins are not refundable. However, in the event of legal dispute with end users, the Korean Framework Act on Consumers may require the Group to refund the advances received to the end users. When virtual coins are redeemed for the purchase of the virtual items within this service by users, balances of the end users’ virtual coins are reduced by the price of the purchase, and the related contract liabilities are reclassified to revenues as described in the following paragraphs.

Mobile application itself is free to download; however, in-app consumable virtual items developed by the Group such as various types of fashion and decoration items are purchased with the Group’s virtual coins within mobile application.

The performance obligation of the Group with respect to the consumable virtual items purchased by end users is to make the consumable virtual items available to the users for their use at any given time. The period from the time the end user first purchased the consumable virtual item until the user consumed the item is the performance obligation period; however, consumable virtual items offered by the Group are generally consumed upon purchase by end users, Accordingly, the Group recognizes revenues attributable to consumable virtual items upon purchases of such items by end users.

(19)	Finance Income and Finance Costs

Finance income mainly comprises interest income from lease receivables, demand deposits and gain on valuation of financial assets.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

3.	Significant Accounting Policies (continued)

(19)	Finance Income and Finance Costs (continued)

Finance costs mainly comprise interest expense on lease liabilities, borrowings and loss on valuation of financial liabilities. Borrowing costs that are not directly attributable to the acquisition, construction or production of a qualifying asset are recognized in profit or loss using the effective interest method.

(20)	Income Taxes

Income tax expenses comprise current and deferred tax. Current tax and deferred tax are recognized in profit or loss, except to the extent that they relate to a business combination, or items recognized directly in equity or in other comprehensive income.

(a)	Current tax

Current tax is the expected tax payable or receivable on the taxable profit or loss for the year, using tax rates enacted or substantively enacted at the end of the reporting period and any adjustment to tax payable in respect of previous years.

The taxable profit is different from the accounting profit for the period since the taxable profit is calculated excluding temporary differences, which will be taxable or deductible in determining taxable profit (tax loss) of future periods, and non-taxable or non-deductible items from the accounting profit.

(b)	Deferred tax

Deferred tax is recognized using the asset-liability method in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. A deferred tax liability is recognized for all taxable temporary differences. A deferred tax asset is recognized for all deductible temporary differences, unused tax losses and unused tax credits to the extent that it is probable that taxable profit will be available against which they can be utilized. However, deferred tax is not recognized for the following temporary differences: taxable temporary differences arising on the initial recognition of goodwill, or the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting profit or loss nor taxable income.

The Group recognizes a deferred tax liability for all taxable temporary differences associated with investments in subsidiaries, associates and joint ventures, except to the extent that the Group is able to control the timing of the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. The Group recognizes a deferred tax asset for all deductible temporary differences arising from investments in subsidiaries, associates and joint ventures, to the extent that it is probable that the temporary difference will reverse in the foreseeable future and taxable profit will be available against which the temporary difference can be utilized.

The carrying amount of a deferred tax asset is reviewed at the end of each reporting period and is reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow the benefit of part or all of that deferred tax asset to be utilized.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period when the asset is realized or the liability is settled, based on tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred tax

Snow Corporation

Notes to Consolidated Financial Statements (continued)

3.	Significant Accounting Policies (continued)

(20)	Income Taxes (continued)

(b)	Deferred tax (continued)

liabilities and deferred tax assets reflects the tax consequences that would follow, in a manner that the Group expects, at the end of the reporting period to recover or settle the carrying amount of its assets and liabilities.

Deferred tax assets and liabilities are offset only if there is a legally enforceable right to offset the related current tax liabilities and assets, and they relate to income taxes levied on the same taxable entity by the same tax authority.

(21)	Operating Segments

The Group identifies operating segments based on the internal report regularly reviewed by the Group’s Chief Operating Decision Maker to make decisions about resources to be allocated to segments and assess performance. An operating segment of the Group is a component for which discrete financial information is available. The Chief Operating Decision Maker has been identified as the Company’s board of directors.

(22)	Share Based Payments

The Group has granted shares to its executives/officers and employees as well as external consultants. The fair values of the share based payments are measured at the grant dates. Compensation expenses related to shares for the executives/officers and employees are recognized over the vesting period. Compensation expenses related to shares for the external consultants are recognized for the year that the consulting service rendered. Refer to Note 27 Share Based Payments for more details.

(23)	Financial Guarantee Contracts

Financial guarantee contracts are recognized as a financial liability at the time the guarantee is issued. The liability is initially measured at fair value, subsequently at the higher of following and recognized in the statement of financial position within ‘Provisions’.

The amount determined in accordance with the expected credit loss model under IFRS 9 Financial Instruments and the amount initially recognized less, where appropriate, the cumulative amount of income recognized in accordance with IFRS 15 Revenue from Contracts with Customers.

(24)	Standards Issued but not yet Effective

The standards, amendments and interpretations that are newly issued but not yet effective as of December 31, 2019 are not expected to have a material impact on the Group.

(25)	New and Amended Standards and Interpretations

The material impacts of the adoption of new and revised IFRSs as issued by the IASB that are mandatorily effective for annual periods beginning on or after January 1, 2019 on the Group’s annual consolidated financial statements as of December 31, 2018 and 2019, and for the years ended December 31, 2017, 2018 and 2019 are as follows.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

3.	Significant Accounting Policies (continued)

(25)	New and Amended Standards and Interpretations (continued)

The standard that is effective for annual period beginning on or after January 1, 2019:

IFRS16 Leases

The Group has adopted IFRS 16 Leases from the fiscal year beginning January 1, 2019. The Group has applied the modified retrospective method permitted by IFRS 16 and recognized the cumulative amount of the impact as of January 1, 2019 upon adoption of the standard. As a result, the Group has not restated the amounts in the comparative reporting period prior to the adoption of IFRS 16.

IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of lease contracts for lessees and lessors. Under IFRS 16, lessees no longer make a distinction between finance and operating leases as required under IAS 17, and apply a single accounting model. At the commencement date of a lease, lessees recognize a liability to make lease payments (i.e., the lease liability) and an asset representing the right to use the underlying asset during the lease term (i.e., the right-of-use assets). Subsequently, lessees are required to recognize separately the interest expense on the lease liability and the depreciation expense on the right-of-use assets. The right-of-use assets are depreciated on a straight-line basis over the shorter of the estimated useful life of the assets or the lease term. Lessor accounting under IFRS 16 remains substantially unchanged from IAS 17.

Upon the adoption of IFRS 16, the Group recognized lease liabilities for its leases previously classified as operating lease under IAS 17. The lease liabilities were measured at the present value of the remaining lease payments, discounted at the incremental borrowing rate as of January 1, 2019. The weighted average incremental borrowing rate used for the lease liabilities as of January 1, 2019 was 3.45%.

The Group applied the following practical expedients permitted by IFRS 16 when applying IFRS 16:

–	Relied on its assessment of whether leases are onerous applying IAS 37 immediately before the date of initial application as an alternative to an impairment review.

–	Accounted for operating leases with less than 12 months of lease term remaining as of January 1, 2019 for as short-term leases.

–	Used hindsight when determining the lease term of contract including extension options and/or termination options.

The Group elected not to apply IFRS 16 to the agreements that were not identified as containing a lease component applying IAS 17 and IFRIC 4 Determining whether an Arrangement contains a Lease.

(In thousands of Korean won)

(Unaudited)
Commitments for operating lease as of December 31, 2018 as disclosed in the Group’s consolidated financial statements	11,271,766
Discounts using the Group’s incremental borrowing rate	(1,888,639)
Recognition exemption adopted for short-term leases and leases of low-value assets	(2,117,183)
Adjustments due to cancelable operating leases and other	15,582,742

Lease liabilities recognized at January 1, 2019	22,848,686

As a result of above, the Group recognized 11,636,706 thousand won, 11,211,980 thousand won and 22,848,686 thousand won for the right-of-use assets, lease receivables and lease liabilities, respectively, in

Snow Corporation

Notes to Consolidated Financial Statements (continued)

3.	Significant Accounting Policies (continued)

(25)	New and Amended Standards and Interpretations (continued)

IFRS16 Leases (continued)

the Consolidated Statement of Financial Position and no cumulative adjustment recorded to the accumulated deficit was recognized as of January 1, 2019.

Due to the adoption of IFRS 16, the other operating expenses which included operating lease expenses increased by 7,153,569 thousand won for the fiscal year ended December 31, 2019. The depreciation and amortization expenses which included the depreciation expenses of right-of-use assets, and finance costs which included interest expenses for lease liabilities increased by 4,126,965 thousand won and 808,785 thousand won, respectively, for the fiscal year ended December 31, 2019. In addition, net cash used in operating activities decreased by 5,971,215 thousand won compared to that under IAS 17, due to cash payments for the principal portion of the lease liabilities being classified as cash flows from financing activities.

4.	Significant Accounting Judgments, Estimates and Assumptions

The preparation of the Group’s consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures. These estimates and assumptions are based on the best judgment of management in light of historical experience and various factors deemed to be reasonable as of the fiscal year end date. Given their nature, uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.

The estimates and assumptions are continuously reviewed by management. The effects of a change in estimates and assumptions are recognized in the period of the change or in the period of the change and future periods. Among estimates and assumptions made by management, the following estimates and assumptions are ones that may have a material effect on the amounts recognized in the consolidated financial statements of the Group:

(a)	Recoverability of deferred tax assets

Regarding temporary differences, which are differences between carrying value of an asset or liability in the Consolidated Statements of Financial Position and its tax base, the Group recognizes deferred tax assets and deferred tax liabilities. The deferred tax assets and deferred tax liabilities are calculated using the tax rates based on tax laws that have been enacted or substantively enacted by the end of the reporting period and the tax rates that are expected to apply to the period when the deferred tax asset is realized or the deferred tax liability is settled.

Deferred tax assets are recognized for all deductible temporary differences, unused tax losses carryforward and unused tax credits carryforward to the extent that it is probable that taxable income will be available. The estimation of future taxable income is calculated based on financial budgets approved by management of the Group, and it is based on management’s subjective judgments and assumptions. The Group considers these estimates to be significant because any adjustments in the assumed conditions and amendments of tax laws in the future may significantly affect the amounts of deferred tax assets and deferred tax liabilities.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

4.	Significant Accounting Judgments, Estimates and Assumptions (continued)

(b)	Methods of determining fair value for financial instruments measured at fair value

Financial assets and financial liabilities held by the Group are measured at the following fair values:

–	quoted prices in active markets for identical assets or liabilities;

–	fair value calculated using observable inputs other than quoted prices for the assets or liabilities, either directly or indirectly; and

–	fair value calculated using valuation techniques incorporating unobservable inputs.

In particular, the fair value estimates using valuation techniques that incorporate unobservable inputs are based on the judgment and assumptions of Group management, such as experience assumptions, and the use of specific numerical calculation models, such as discounted cash flow models.

(c)	Provisions

The Group recognizes asset retirement obligations related to lease in the Consolidated Statements of Financial Position. These provisions are recognized based on the best estimates of the costs expected to be incurred for the restoration of the lease properties to the state as specified in the rental agreements upon termination of the leases. The estimation takes risks and uncertainty related to the obligations into account as of the fiscal year end date.

(d)	Defined benefit plans

The cost of the defined benefit plan and the present value of the obligation are determined using actuarial valuations. An actuarial valuation involves making various assumptions, including the determination of the discount rate and future salary increases.

The Group determines the discount rate based on market returns of high-quality corporate bonds consistent with currencies and estimated payment terms applicable to the defined benefit obligations as of the reporting date in order to calculate present value of the defined benefit obligations. Estimated future salary increases are based on historical salary increases and expected future inflation rates.

Due to the complexities involved in the valuation and its long-term nature, a defined benefit obligation is highly sensitive to changes in these assumptions. All assumptions are reviewed at each reporting date.

Further details about the Group’s defined benefit obligations are presented in Note 14 Employment Benefits.

(e)	Estimation of incremental borrowing rate for leases on adoption of IFRS 16 Leases from January 1, 2019.

The Group cannot readily determine the interest rate implicit in the lease, therefore, it uses its incremental borrowing rate (IBR) to measure lease liabilities. The IBR is the rate of interest that the Group would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment. The IBR therefore reflects what the Group ‘would have to pay’, which requires estimation when no observable rates are available, such as for subsidiaries that do not enter into financing transactions or when they need to be adjusted to reflect the terms and conditions of the lease, for instance when leases are not in the subsidiary’s functional currency. The Group estimates the IBR using observable inputs such as market interest rates when available and is required to make certain entity-specific estimates, such as a subsidiary’s stand-alone credit rating.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

5.	Segment Information

(1)	Description of Reportable Segment

The Group operates in a single operating segment. The Group periodically reports its current business status to the Chief operating decision maker (“CODM”), and profit or loss from the single operating segment is not different from the reported amount in the statements of profit or loss of the Group.

(2)	Revenues from Major Services

The Group’s revenues from continuing operations from its major services for the years ended December 31, 2017, 2018 and 2019 are as follows:

	(In thousands of Korean won)

	2017	2018	2019 (Unaudited)
Advertising(1)	2,508,087	9,180,961	15,309,503
Sales of virtual items(2)	—	2,715,341	6,591,940
Other	226,291	1,270,577	1,641,716

Total	2,734,378	13,166,879	23,543,159

(1)	Revenues from Advertising primarily consist of fees received for sponsored stickers on camera apps or Sponsored quiz shows on live quiz apps.
(2)	Revenues from sales of virtual items are primarily recognized when end-users purchase virtual items with the virtual coins within mobile applications which provides personalized character services.

(3)	Geographic Information

Revenues from external customers

Revenues from external customers classified by country or region were based on the locations of customers for the years ended December 31, 2017, 2018 and 2019. Revenues attributable to advertising have been classified based on the geographical locations where the services were provided.

	(In thousands of Korean won)

	2017	2018	2019 (Unaudited)
Korea	1,201,313	8,257,726	7,136,245
China	—	1,661,952	9,866,515
Finland(1)	—	—	2,646,046
Japan	1,229,903	2,571,159	1,679,104
Other	303,162	676,042	2,215,249

Total	2,734,378	13,166,879	23,543,159

(1)	For the year ended December 2019, the revenues in Finland increased significantly due to expansion of business.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

5.	Segment Information (continued)

(3)	Geographic Information (continued)

Non-current operating assets

Non-current operating assets mainly consist of right-of-use assets, property and equipment and intangible assets.

	(In thousands of Korean won)

	December 31, 2018	December 31, 2019 (Unaudited)
Korea	7,045,285	17,516,312
China	867,742	2,422,641

Total	7,913,027	19,938,953

(4)	Major Customers

Single customers accounted for 10 percent or more of the Group’s total revenues for the years ended December 31, 2017, 2018 and 2019 are as follows:

For the year ended December 31, 2017

	(In thousands of Korean won)

	Revenues	Ratio
NAVER Corporation	339,000	12%

For the year ended December 31, 2018

No single customer accounted for 10 percent or more of the Group’s total revenues for the year ended December 31, 2018.

For the year ended December 31, 2019 (Unaudited)

There was one customer that accounted for more than 10 percent of the Group’s total revenue for the year ended December 31, 2019. The revenue generated from this customer amounted to 3,427,750 thousand won in connection with advertising services.

6.	Cash and Cash Equivalents

The breakdown of cash and cash equivalents as of December 31, 2018 and 2019 are as follows:

	(In thousands of Korean won)

	December 31, 2018	December 31, 2019 (Unaudited)
Demand deposits	104,258,127	65,190,852

Snow Corporation

Notes to Consolidated Financial Statements (continued)

7.	Trade and Other Receivables

Trade and other receivables as of December 31, 2018 and 2019 are as follows:

	(In thousands of Korean won)

	December 31, 2018	December 31, 2019 (Unaudited)
Trade and other receivables, current	4,867,370	6,762,360
Allowance for doubtful accounts, general(1)	(2,908)	(12,321)

Total trade and other receivables	4,864,462	6,750,039

(1)

Allowance of doubtful accounts relating to trade receivables amounts to 2,908 thousand won as of December 31, 2018 and allowance of doubtful accounts relating to trade and other receivables amounts to 12,321 thousand won as of December 31, 2019.

For movement in the allowance of doubtful accounts for trade and other receivables, refer to Note 20 Financial Risk Management.

8.	Property and Equipment

(1)	Changes in property and equipment for the year ended December 31, 2018 are as follows:

	(In thousands of Korean won)

	Furniture and fixtures	Others	Total
Acquisition cost
Balance at January 1, 2018	1,725,454	378,318	2,103,772
Acquisitions	3,437,023	—	3,437,023
Disposals	(136,045)	(314,634)	(450,679)
Acquisition through business combinations	8,195	—	8,195
Exchange differences	(4,858)	—	(4,858)
Other	—	611,762	611,762

Balance at December 31, 2018	5,029,769	675,446	5,705,215

Accumulated depreciation and impairment
Balance at January 1, 2018	(389,654)	(69,488)	(459,142)
Disposals	63,306	149,589	212,895
Depreciation	(671,993)	(118,159)	(790,152)
Exchange differences	1,098	—	1,098

Balance at December 31, 2018	(997,243)	(38,058)	(1,035,301)

Carrying amount
Balance at January 1, 2018	1,335,800	308,830	1,644,630

Balance at December 31, 2018	4,032,526	637,388	4,669,914

Snow Corporation

Notes to Consolidated Financial Statements (continued)

8.	Property and Equipment (continued)

(2)	Changes in property and equipment for the year ended December 31, 2019 are as follows (Unaudited):

	(In thousands of Korean won)

	Furniture and fixtures	Others	Total
Acquisition cost
Balance at January 1, 2019	5,029,769	675,446	5,705,215
Acquisitions	1,644,302	—	1,644,302
Disposals	(163,770)	(1,120)	(164,890)
Exchange differences	1,213	—	1,213

Balance at December 31, 2019	6,511,514	674,326	7,185,840

Accumulated depreciation and impairment
Balance at January 1, 2019	(997,243)	(38,058)	(1,035,301)
Disposals	100,491	19	100,510
Depreciation	(1,400,445)	(138,049)	(1,538,494)
Exchange differences	950	—	950

Balance at December 31, 2019	(2,296,247)	(176,088)	(2,472,335)

Carrying amount
Balance at January 1, 2019	4,032,526	637,388	4,669,914

Balance at December 31, 2019	4,215,267	498,238	4,713,505

Snow Corporation

Notes to Consolidated Financial Statements (continued)

9.	Goodwill and Other Intangible Assets

(1)	Changes in goodwill and other intangible assets for the year ended December 31, 2018 are as follows:

	(In thousands of Korean won)

	Goodwill	Software	Industrial rights	Others	Total
Acquisition cost
Balance at January 1, 2018	626,138	386,361	4,955	—	1,017,454
Acquisitions	—	616,618	23,937	18,690	659,245
Acquisition through business combinations (1)	1,899,324	—	—	—	1,899,324
Disposals	—	(537)	—	—	(537)
Exchange differences	—	(7,842)	—	—	(7,842)

Balance at December 31, 2018	2,525,462	994,600	28,892	18,690	3,567,644

Accumulated amortization and impairment
Balance at January 1, 2018	—	(81,480)	(332)	—	(81,812)
Disposals	—	390	—	—	390
Amortization	—	(240,520)	(2,766)	(2,492)	(245,778)
Other	—	2,669	—	—	2,669

Balance at December 31, 2018	—	(318,941)	(3,098)	(2,492)	(324,531)

Carrying amount
Balance at January 1, 2018	626,138	304,881	4,623	—	935,642

Balance at December 31, 2018	2,525,462	675,659	25,794	16,198	3,243,113

(1)	The balances were related to the Group’s acquisition of Heartit Inc. (“Heartit”) in 2018. See Note 23 Business Combinations for further details.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

9.	Goodwill and Other Intangible Assets (continued)

(2)	Changes in goodwill and other intangible assets for the year ended December 31, 2019 are as follows (Unaudited):

	(In thousands of Korean won)

	Goodwill	Software	Industrial rights(1)	Others(2)	Total
Acquisition cost
Balance at January 1, 2019	2,525,462	994,600	28,892	18,690	3,567,644
Acquisitions	—	121,230	7,077	1,043,786	1,172,093
Disposals	—	(210,960)	—	—	(210,960)
Exchange differences	—	8,239	—	—	8,239

Balance at December 31, 2019	2,525,462	913,109	35,969	1,062,476	4,537,016

Accumulated amortization and impairment
Balance at January 1, 2019	—	(318,941)	(3,098)	(2,492)	(324,531)
Disposals	—	210,960	—	—	210,960
Amortization	—	(458,144)	(6,623)	(328,507)	(793,274)
Exchange differences	—	(272)	—	—	(272)

Balance at December 31, 2019	—	(566,397)	(9,721)	(330,999)	(907,117)

Carrying amount
Balance at January 1, 2019	2,525,462	675,659	25,794	16,198	3,243,113

Balance at December 31, 2019	2,525,462	346,712	26,248	731,477	3,629,899

(1)	Industrial rights include intellectual properties such as patents and trademarks.
(2)	Others mainly related to the Company’s licensing agreements.

10.	Other Current Assets, Other Non-Current Assets, Other Current liabilities and Other Non-Current Liabilities

Other current assets, other non-current assets, other current liabilities, and other non-current liabilities as of December 31, 2018 and 2019 are as follow:

(1)	Other current assets as of December 31, 2018 and 2019 are as follow:

	(In thousands of Korean won)

	December 31, 2018	December 31, 2019 (Unaudited)
Inventories	289,495	457,801
Prepaid expenses	1,996,080	5,704,325
Value added taxes receivable	1,035,326	753,804
Other	116,636	927,899

Total	3,437,537	7,843,829

Snow Corporation

Notes to Consolidated Financial Statements (continued)

10.	Other Current Assets, Other Non-Current Assets, Other Current liabilities and Other Non-Current Liabilities (continued)

(2)	Other non-current assets as of December 31, 2018 and 2019 are as follow:

	(In thousands of Korean won)

	December 31, 2018	December 31, 2019 (Unaudited)
Long-term prepaid expenses	4,935,023	361,615

(3)	Other current liabilities as of December 31, 2018 and 2019 are as follow:

	(In thousands of Korean won)

	December 31, 2018	December 31, 2019 (Unaudited)
Accrued expenses	4,253,283	10,338,030
Withholdings	800,789	3,063,606
Other	100,803	—

Total	5,154,875	13,401,636

(4)	Other non-current liabilities as of December 31, 2018 and 2019 are as follow:

	(In thousands of Korean won)

	December 31, 2018	December 31, 2019 (Unaudited)
Long-term unearned revenue	—	8,799

11.	Provisions

Changes in provisions for the years ended December 31, 2018 and 2019 are as follows:

	(In thousands of Korean won)

	Restoration obligations for lease properties(1)	Other(2)	Total
Balance at January 1, 2018	378,317	580,000	958,317
Arising during the year	611,761	—	611,761
Utilized	(50,200)	—	(50,200)
Reversal	(264,434)	(580,000)	(844,434)

Balance at December 31, 2018	675,444	—	675,444

Arising during the year (Unaudited)	129,196	—	129,196

Balance at December 31, 2019 (Unaudited)	804,640	—	804,640

Snow Corporation

Notes to Consolidated Financial Statements (continued)

11.	Provisions (continued)

(1)

The Group records provisions for restoration obligations related to its lease properties as the Group is required to restore these properties upon termination of the leases to the state specified in the rental agreements.

(2)	Other mainly consisted of the joint liability guarantee obligations of BravePops Co., Ltd. to other investors.

12.	Income Taxes

(1)	Current and deferred taxes related to each component of other comprehensive income for the years ended December 31, 2017, 2018 and 2019 are as follows:

	(In thousands of Korean won)
	2017			2018			2019 (Unaudited)
	Pretax	Tax	Post tax	Pretax	Tax	Post tax	Pretax	Tax	Post tax
Remeasurement of defined benefit plans	1,508,659	—	1,508,659	(2,983,076)	—	(2,983,076)	(4,908,769)	—	(4,908,769)
Foreign currency translation adjustments	(159,937)	—	(159,937)	(736,618)	—	(736,618)	(2,187,792)	—	(2,187,792)
Proportionate share of other comprehensive income of associates and joint ventures	—	—	—	—	—	—	(18,706)	—	(18,706)

Total	1,348,722	—	1,348,722	(3,719,694)	—	(3,719,694)	(7,115,267)	—	(7,115,267)

No current and deferred taxes related to items directly charged or credited to equity for the years ended December 31, 2017, 2018 and 2019.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

12.	Income Taxes (continued)

(2)	Deferred Tax Assets and Deferred Tax Liabilities

The movements in deferred tax assets and deferred tax liabilities for the years ended December 31, 2018 and 2019 are as follows:

	Beginning balance as of January 1, 2018	Amounts recorded under profit or loss	Ending balance as of December 31, 2018
Deferred tax assets:
Tax losses	18,191,643	23,430,947	41,622,590
Depreciation	21,141	15,512	36,653
Advances received	—	127,096	127,096
Financial assets at fair value through profit or loss	—	264,315	264,315
Financial liabilities at fair value through profit or loss	—	1,402,523	1,402,523
Other receivables	—	122,378	122,378
Provision	183,128	(34,777)	148,351
Accrued expenses	1,409,581	(717,000)	692,581
Investment in associates and joint ventures	—	142,625	142,625
Post-employment benefits	972,787	1,400,950	2,373,737

Sub total	20,778,280	26,154,569	46,932,849

Deferred tax liabilities:
Financial assets at fair value through profit or loss	(46,916)	(1,646,879)	(1,693,795)
Accrued income	(1,283)	(893)	(2,176)
Other property and equipment	(48,003)	(91,980)	(139,983)

Sub total	(96,202)	(1,739,752)	(1,835,954)

Assessment of the recoverability of deferred tax assets	(20,682,078)	(25,688,417)	(46,370,495)

Total	—	(1,273,600)	(1,273,600)

Snow Corporation

Notes to Consolidated Financial Statements (continued)

12.	Income Taxes (continued)

(2)	Deferred Tax Assets and Deferred Tax Liabilities (continued)

	(In thousands of Korean won)
	Beginning balance as of January 1, 2019	Amounts recorded under profit or loss (Unaudited)	Ending balance as of December 31, 2019 (Unaudited)
Deferred tax assets:
Tax losses	41,622,590	29,696,402	71,318,992
Depreciation	36,653	14,298	50,951
Advances received	127,096	(41,498)	85,598
Financial assets at fair value	264,315	(264,315)	—
Financial liabilities at fair value through profit or loss	1,402,523	430,463	1,832,986
Other receivables	122,378	1,269	123,647
Provision	148,351	251,415	399,766
Lease liabilities	—	4,092,665	4,092,665
Accrued expenses	692,581	992,081	1,684,662
Investment in associates and joint venture	142,625	1,086,988	1,229,613
Post-employment benefits	2,373,737	1,835,809	4,209,546

Sub total	46,932,849	38,095,577	85,028,426

Deferred tax liabilities:
Financial assets at fair value	(1,693,795)	1,201,724	(492,071)
Accrued income	(2,176)	(10,234)	(12,410)
Lease receivables	—	(1,985,570)	(1,985,570)
Right-of-use assets	—	(2,069,572)	(2,069,572)
Other property and equipment	(139,983)	30,370	(109,613)

Sub total	(1,835,954)	(2,833,282)	(4,669,236)

Assessment of the recoverability of deferred tax assets	(46,370,495)	(34,142,162)	(80,512,657)

Total	(1,273,600)	1,120,133	(153,467)

The Group offsets tax assets and liabilities if and only if it has a legally enforceable right to set off current tax assets and current tax liabilities and the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same tax authority.

Below is a breakdown of the deductible temporary differences, unused tax losses and unused tax credits for which no deferred tax assets were recognized:

	(In thousands of Korean won)

	December 31, 2018	December 31, 2019 (Unaudited)
Deductible temporary differences	21,304,305	41,024,374
Unused tax losses	183,230,029	312,941,886

Total	204,534,334	353,966,260

Snow Corporation

Notes to Consolidated Financial Statements (continued)

12.	Income Taxes (continued)

(2)	Deferred Tax Assets and Deferred Tax Liabilities (continued)

Below is a breakdown of the unused tax losses by expiry date for which no deferred tax assets were recognized:

	(In thousands of Korean won)

	December 31, 2018	December 31, 2019 (Unaudited)
2026	13,962,736	13,962,735
2027	71,733,462	71,494,702
2028	97,533,831	97,533,831
2029	—	129,950,618

Total	183,230,029	312,941,886

The Group did not recognize deferred tax assets for the temporary differences amounting to 84,660,150 thousand won (2018: 58,434,708 thousand won) from the investments in subsidiaries, associates and joint ventures because of the uncertainty of future taxable income in the foreseeable future as of December 31, 2019.

The Group did not recognize deferred tax liabilities for the temporary differences amounting to 4,147,493 thousand won (2018: 4,395,332 thousand won) from the investments in subsidiaries and associates as of December 31, 2019. The Group has determined that the undistributed profits of its subsidiaries or associates will not be distributed in the foreseeable future.

(3)	The components of income tax expenses for the years ended December 31, 2017, 2018 and 2019 are as follows:

	(In thousands of Korean won)

	2017	2018	2019 (Unaudited)
Current income tax:
Current income tax expenses	—	7,401	3,003,816
Deferred tax:
Changes related to origination and reversal of temporary differences(1)(2)(3)	725,724	1,273,600	(1,120,133)

Income tax expenses	725,724	1,281,001	1,883,683

(1)

These balances represent the deferred tax benefit or expense from the increase and decrease of temporary differences, the reversal of previously written-down deferred tax assets and write-downs of deferred tax assets. The reason for having negative amount of deferred tax for the year ended December 31, 2017 is because deferred tax assets increased due to the merger of the camera application business, but the deferred tax assets were unrecognized as assessment of the recoverability of deferred tax assets.

(2)	Deferred tax liabilities are recognized for temporary difference related to gain on valuation of financial assets at fair value through profit or loss during the year ended December 31, 2018.
(3)	Deferred tax liabilities are derecognized primary due to sales of financial assets at fair value through profit or loss during the year ended December 31, 2019.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

12.	Income Taxes (continued)

(4)

The income tax expenses calculated by applying the statutory tax rates to the Group’s loss before tax differ from the actual tax expenses in the Consolidated Statements of Profit or Loss for the years ended December 31, 2017, 2018 and 2019 for the following reasons:

	(In thousands of Korean won)

	2017	2018	2019 (Unaudited)
Accounting loss before tax	(75,149,199)	(105,347,582)	(133,163,549)
Income tax benefits at a statutory rate of 14.00% (2017: 21.98%, 2018: 21.84%)	(16,516,491)	(23,006,433)	(18,639,624)
Permanent non-deductible expenses	567,823	8,537	847
Non-taxable income	—	(714,921)	(1,076,279)
Assessment of the recoverability of deferred tax assets	15,669,222	25,688,417	21,569,474
Business combination	725,724	—	—
Others	279,446	(694,599)	29,265

Income tax expenses at an effective tax rate at 1.41% (2017: 0.97%, 2018: 1.21%)	725,724	1,281,001	1,883,683

Snow Corporation

Notes to Consolidated Financial Statements (continued)

13.	Financial Assets and Financial Liabilities

The carrying amounts and fair value of financial instruments, except for cash and cash equivalents, by line item in the Consolidated Statements of Financial Position and by category as defined in IFRS 9 Financial Instrument, as of December 31, 2018 and 2019 are as follows:

The fair value is not disclosed for those financial instruments whose fair value approximates their carrying amount due to their short-term and/or variable-interest bearing nature among those not measured at fair value in the Consolidated Statements of Financial Position. Refer to Note 21 Fair Value Measurements for more details on the fair value information of the financial instruments whose fair value is disclosed in this footnote.

	(In thousands of Korean won)

	December 31, 2018		December 31, 2019 (Unaudited)
	Book value	Fair value	Book value	Fair value
Financial assets:
Trade and other receivables
Financial assets at amortized cost	4,864,462		6,750,039
Other financial assets, current
Financial assets at amortized cost
Short-term loans	800,000		386,348
Current portion of lease receivables	—	—	2,551,481	—

Sub-total	8,000,000		2,937,829

Other financial assets, non-current
Financial assets at amortized cost
Leasehold deposits	3,271,693	3,023,180	3,675,202	3,520,218
Long-term lease receivables	—	—	6,473,838	6,771,344
Financial assets at fair value through profit or loss(1)	12,641,371	12,641,371	7,627,400	7,627,400

Sub-total	15,913,064		17,776,440

Total	21,577,526		27,464,308

Financial liabilities:
Trade and other payables
Financial liabilities at amortized cost	9,089,468		10,616,471
Other financial liabilities, current
Financial liabilities at amortized cost
Short-term borrowings(2)	4,459,624		5,635,160
Other financial liabilities, non-current
Financial liabilities at amortized cost
Office security deposits received under sublease agreement	1,507,226	1,382,969	1,498,266	1,420,224
Financial liabilities at fair value through profit or loss(3)	72,502,312	72,502,312	83,036,258	83,036,258

Sub-total	74,009,538		84,534,524

Total	87,558,630		100,786,155

Snow Corporation

Notes to Consolidated Financial Statements (continued)

13.	Financial Assets and Financial Liabilities (continued)

(1)

As of December 31, 2018 and 2019, these financial assets are composed by compound financial instrument and equity securities. A valuation gain, net of 6,905,765 thousand won was recognized for financial assets at fair value through profit or loss for the year ended December 31, 2018. A valuation loss, net of 67,792 thousand won was recognized for financial assets at fair value through profit or loss for the year ended December 31, 2019.

(2)	The weighted average interest rate of the remaining outstanding short-term borrowings as of December 31, 2018 and 2019 was 3.09% and 3.09%, respectively.
(3)

SNOW China Limited (“SNOW China”), a subsidiary of the Group, entered into a contract with third party investors as of December 20, 2017 that SNOW China would have approved the issuance of at least 1,915,100 series A preferred shares that might be redeemed, purchased back by SNOW China or converted into the ordinary shares, upon the occurrence of certain events including the date that is the sixth anniversary of the original issue date of the preferred shares and fully executed on January 17, 2018 in the amount of 49,965 thousand USD (equivalent to 54,679,182 thousand won). Furthermore, SNOW China issued additional 383,200 series A preferred shares in the amount of 9,997 thousand USD (equivalent to 10,995,283 thousand won) to other 3rd party investors on April 16, 2018. The Group determined that such series A preferred shares shall be deemed as redeemable convertible preferred shares and were accounted for as financial liabilities at fair value through profit or loss. A valuation loss of 5,610,094 and 7,547,328 thousand won were recognized for these financial liabilities at fair value through profit or loss for the year ended December 31, 2018 and 2019 respectively.

14.	Employment Benefits

A defined benefit plan is a post-employment benefit plan other than a defined contribution plan. The legal and regulatory framework for the plans is based on the applicable Korean Employee Retirement Benefit Security Act (“ERBSA”). Post-employment defined benefit plan provides lump sum payments to eligible employees. Furthermore, the plans expose the Group to actuarial risks, such as interest rate risk, salary increase risk, and longevity risk. Interest rate risk refers to the risk of fluctuation of bond yields. A decrease in the bond yields will increase the defined benefit obligations liability. The salary increase risk refers to the risk that an increase in future salary will increase the defined benefit obligations liability. Longevity risk refers to the risk that an increase in life expectancy of the plan participants will increase the defined benefit obligations liability.

(1)	Defined benefit liabilities as of December 31, 2018 and 2019 are as follows:

	(In thousands of Korean won)

	December 31, 2018	December 31, 2019 (Unaudited)
Present value of defined benefit obligations	10,978,932	19,512,964
Plan assets	—	—

Defined benefits liabilities	10,978,932	19,512,964

Snow Corporation

Notes to Consolidated Financial Statements (continued)

14.	Employment Benefits (continued)

(2)

Expenses related to defined benefit plans are recognized in the Consolidated Statements of Profit or Loss as operating expenses for the years ended December 31, 2017, 2018 and 2019 are comprised of the following:

	(In thousands of Korean won)

	2017	2018	2019 (Unaudited)
Current service costs	1,523,616	2,062,212	3,577,104
Interest costs	165,931	216,064	342,088

Total	1,689,547	2,278,276	3,919,192

(3)	Movements in the present value of the defined benefit obligations for the years ended December 31, 2018 and 2019 are as follows:

	(In thousands of Korean won)

	2018	2019 (Unaudited)
Defined benefit obligations at the beginning of year	6,546,075	10,978,932
Current service costs	2,062,212	3,577,104
Interest costs	216,064	342,088
Remeasurement losses:
Actuarial losses arising from changes in demographic assumptions	—	2,197,557
Actuarial losses arising from changes in financial assumptions	2,051,172	1,126,535
Experience adjustments	931,903	1,584,677
Payments from the plan	(844,304)	(642,060)
Net transfer	15,810	306,117
Others	—	42,014

Defined benefit obligations at the end of year	10,978,932	19,512,964

(4)	There were no movements in the plan assets for the years ended December 31, 2018 and 2019.

(5)

Significant judgment is required when selecting key assumptions for measuring defined benefit expenses for a period and the defined benefit obligations at the period end for each defined benefit plan. The principal actuarial assumptions used include discount rates and salary increase rates.

The Group determined the discount rate based on market returns of high-quality corporate bonds consistent with the currencies and estimated payment terms corresponding to the defined benefit obligations as of the reporting date in order to calculate the present value of the defined benefit obligations.

	December 31, 2017	December 31, 2018	December 31, 2019 (Unaudited)
Discount rate	3.4%	2.7%~3.2%	2.5%~3.1%
Weighted average of salary increase	7.0%	9.1%	9.8%

Snow Corporation

Notes to Consolidated Financial Statements (continued)

14.	Employment Benefits (continued)

(6)

Economic factors and conditions often affect multiple assumptions simultaneously; as such, the effects of changes in key assumptions are not necessarily linear. The following sensitivity analysis illustrates the impact of changes in certain significant actuarial assumptions, leaving all other assumptions constant, as of December 31, 2018 and 2019:

	(In thousands of Korean won)
	Impact on the defined benefit obligations
Assumptions and sensitivity level	December 31, 2018	December 31, 2019 (Unaudited)
Discount rate
100 basis point increase	(1,029,964)	(2,367,355)
100 basis point decrease	1,212,029	2,864,050
Salary increase rate
100 basis point increase	1,129,503	2,649,360
100 basis point decrease	(986,438)	(2,256,211)

(7)	The average duration of the defined benefit plan obligations as of December 31, 2018 and 2019 were 10.2 and 13.4 years, respectively.

15.	Leases

Leases-Group as Lessee

The Group has entered into commercial lease agreements for certain office space.

For the year ended December 31, 2018

Information for the year ended December 31, 2018 is disclosed based on IAS 17 Leases.

Future minimum rentals payable under non-cancelable operating leases are as follows:

(In thousands of Korean won)
December 31, 2018
Within one year	2,864,303
After one year but not more than five years	8,407,463

Total	11,271,766

Snow Corporation

Notes to Consolidated Financial Statements (continued)

15.	Leases (continued)

For the year ended December 31, 2019

Information for the year ended December 31, 2019 is disclosed based on IFRS 16 Leases.

(1)	The following are the amounts recognized in the statements of financial position:

(In thousands of Korean won)
December 31, 2019 (Unaudited)
Right-of-use assets
Office space	11,595,549
Lease liabilities	20,833,489
Lease receivables	9,025,319

(2)	The following are the carrying amounts of right-of-use assets recognized and the movements during the year:

(In thousands of Korean won)
2019 (Unaudited)
As of January 1, 2019 (adjusted)	11,636,706
Additions	4,015,709
Disposals	(28,999)
Depreciation expense
Office space	(4,126,965)
Others	127,759
Foreign currency translation adjustments	(28,661)

As of December 31, 2019	11,595,549

(3)	The following are the carrying amounts of lease liabilities and the movements during the year:

(In thousands of Korean won)
2019 (Unaudited)
As of January 1, 2019 (adjusted)	22,848,686
Additions	4,015,709
Interest expense	808,785
Payments	(6,780,000)
Disposals	(30,556)
Foreign currency translation adjustments	(29,135)

As of December 31, 2019	20,833,489

Snow Corporation

Notes to Consolidated Financial Statements (continued)

15.	Leases (continued)

(4)

The expenses for short-term leases, low-value assets and variable lease payments recognized in the Consolidated Statements of Profit or Loss for the year ended December 31, 2019 are 250,532 thousand won, 22,443 thousand won and 7,651 thousand won, respectively.

Refer to Note 17 Supplemental Cash Flow Information for the total amount of cash outflows related to the leases.

Refer to Note 20 Financial Risk Management for the analysis of maturity of the lease liabilities.

Refer to Note 3 Significant Accounting Policies for the impacts of the adoption of new accounting standard on the leases.

Leases-Group as Lessor

Finance lease

The Group has subleased a leased building. The Group classifies the sublease as a finance lease due to the fact that substantially all risks and benefits of ownership of the subleased item transfers to the lessee. The lease term is approximately 5 years. The lease includes a clause to enable upward revision of the rental charge on an annual basis. The interest income from leases recognized by the Group for the year ended December 31, 2019 was 349,134 thousand won.

Future minimum lease receivables under the sublease and the present values as of December 31, 2019 were as follows:

(In thousands of Korean won)

December 31, 2019 (Unaudited)
Within one year	2,599,190
After one year but not more than five years	7,010,887

Total minimum lease receivables	9,610,077

Unearned finance income	(584,758)

Total net lease receivables	9,025,319

Operating lease

Rental income for operating lease under subleases recognized by the Group during the year ended December 31, 2019 was 119,164 thousand won.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

16.	Issued Capital and Reserves

The movements in issued capital and reserves for the years ended December 31, 2017, 2018 and 2019 are as follows:

(1)	Authorized shares and shares issued

The movements of shares issued for the years ended December 31, 2017, 2018 and 2019 are as follows:

	Number of authorized shares	Shares issued (Share capital with par value)	Share capital (In thousands of Korean won)
		Number of common shares
January 1, 2017	50,000,000	453,333	2,266,665
Issuance of common shares(1)(2)	—	304,778	1,523,890

December 31, 2017	50,000,000	758,111	3,790,555

Issuance of common shares(3)	—	244,302	1,221,510

December 31, 2018	50,000,000	1,002,413	5,012,065

Issuance of common shares(4) (Unaudited)	—	167,084	835,420

December 31, 2019 (Unaudited)	50,000,000	1,169,497	5,847,485

(1)

The Company acquired camera application business from LINE Plus Corporation as of May 1, 2017. The camera application business includes services such as B612, LINE Camera, Foodie, and Looks. The Company newly issued 208,455 common shares in exchange for the camera application business. As a result of issuing the common shares, the Company’s share capital increased by 1,042,275 thousand won. The number of newly issued common shares was determined based on the ratio of the fair value of camera application business as well as cash and cash equivalent transferred comparing to the enterprise value of the Company.

(2)

The Company issued 77,063 and 19,260 common shares due to the third-party allotment for NAVER Corporation and LINE Corporation respectively. As a result of issuing the new shares, the Company’s share capital increased by 481,615 thousand won.

(3)	The Company issued 244,302 common shares due to the third-party allotment for NAVER Corporation. As a result of issuing the new shares, the Company’s share capital increased by 1,221,510 thousand won.
(4)	The Company issued 167,084 common shares due to the third-party allotment for NAVER Corporation. As a result of issuing the new shares, the Company’s share capital increased by 835,420 thousand won.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

16.	Issued Capital and Reserves (continued)

(2)	Share premium and accumulated deficit

Share premium

The movements in share premium for the years ended December 31, 2017, 2018 and 2019 are as follows:

	(In thousands of Korean won)

	Business acquisition(1)	Others(2)	Share premium total
January 1, 2017	—	52,817,531	52,817,531
Issuance of common shares(3)(4)	1,057,000	49,520,136	50,577,136
Cost related to issuance of common shares(5)	(5,051)	(4,678)	(9,729)
Other	—	10,600	10,600

December 31, 2017	1,051,949	102,343,589	103,395,538
Issuance of common shares(6)	—	128,778,316	128,778,316
Cost related to issuance of common shares(5)	—	(7,557)	(7,557)
Change in interests in subsidiaries(7)	—	4,574,781	4,574,781

December 31, 2018	1,051,949	235,689,129	236,741,078
Issuance of common shares(8) (Unaudited)	—	69,164,421	69,164,421
Share based payments(9) (Unaudited)	—	677,604	677,604

December 31, 2019 (Unaudited)	1,051,949	305,531,154	306,583,103

(1)	The Company acquired camera application business from LINE Plus Corporation as of May 1, 2017.
(2)	Others mainly consist of additional paid-in-capital.
(3)

The Company acquired camera application business from LINE Plus Corporation as of May 1, 2017. The camera application business includes services such as B612, LINE Camera, Foodie, and Looks. The Company newly issued 208,455 common shares in exchange for the camera application business. As a result of issuing the common shares, the Company’s share premium increased by 1,057,000 thousand won. The number of newly issued common shares was determined based on the ratio of the fair value of camera application business as well as cash and cash equivalent transferred comparing to the enterprise value of the Company.

(4)

The Company issued 77,063 and 19,260 common shares due to the third-party allotment for NAVER Corporation and LINE Corporation respectively. As a result of issuing the new shares, the Company’s share premium increased by 49,520,136 thousand won.

(5)	Incremental costs directly attributable to the issuance of common shares are recognized as a deduction from equity in accordance with IAS 32 Financial Instruments: Presentation.
(6)

The Company issued 244,302 common shares due to the third-party allotment for NAVER Corporation. As a result of issuing the new shares, the Company’s share premium increased by 128,778,316 thousand won.

(7)	The increase in share premium of 4,574,781 thousand won was due to the transfer of the common shares of SNOW China Limited to a third-party. See Note 27 Share Based Payments for further details.
(8)

The Company issued 167,084 common shares due to the third-party allotment for NAVER Corporation. As a result of issuing the new shares, the Company’s share premium increased by 69,164,421 thousand won.

(9)

Pursuant to the resolution of the majority of the voting rights at the annual general meeting of shareholders, the Group granted share options for stock to satisfied executives/officers and employees. As a result of granting the stock options, the Company’s share premium increased by 677,604 thousand won. See Note 27 Share Based Payments for further details.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

16.	Issued Capital and Reserves (continued)

(2)	Share premium and accumulated deficit (continued)

Share premium (continued)

Under the Commercial Act of the Republic of Korea, at least 50% of the proceeds of the issuance of share capital shall be reported as share capital. The remaining proceeds shall be reported as share premium.

Retained earnings

The Commercial Act of the Republic of Korea requires that an amount equal to at least 10% of dividends from surplus, as defined under the Commercial Act of Republic of Korea, shall be appropriated as legal earnings reserve (part of retained earnings) until the aggregate amount of legal earnings reserve is equal to 50% of share capital. The Company has not declared or paid cash dividends to date, and therefore no legal earnings reserves have been recorded as of December 31, 2019.

17.	Supplemental Cash Flow Information

Material non-cash transactions

	(In thousands of Korean won)

	2017	2018	2019 (Unaudited)
Other payables from acquisition of intangible assets	3,250	(884)	(36,558)
Other payables from acquisition of property and equipment	52,889	(20,887)	(266,675)
Advance payment from acquisition of property and equipment	—	(33,690)	33,690
Other receivables from disposal of property and equipment	(4,032)	640	(1,309)
Liabilities arising from the merger of the camera application business	3,800,725	—	—
Acquisition of right-of-use assets	—	—	4,015,709

Snow Corporation

Notes to Consolidated Financial Statements (continued)

17.	Supplemental Cash Flow Information (continued)

Movements on liabilities from financing activities

	(In thousands of Korean won)

	Borrowings and preferred shares	Lease liabilities (Unaudited)	Total
Net liabilities as of January 1, 2017	—	—	—
Cash flows	167,460	—	167,460
Items such as foreign currency translation adjustments	(3,810)	—	(3,810)

Net liabilities as of December 31, 2017	163,650	—	163,650

Cash flows	4,486,052	—	4,486,052
Proceeds from issuance of redeemable convertible preferred shares	65,674,465	—	65,674,465
Loss on valuation of financial liabilities at fair value through profit or loss	5,610,094	—	5,610,094
Items such as foreign currency translation adjustments	1,027,675	—	1,027,675

Net liabilities as of December 31, 2018	76,961,936	—	76,961,936

Adjustment on adoption of new accounting standards (Unaudited)	—	22,848,686	22,848,686
Net liabilities as of January 1, 2019 (Adjusted) (Unaudited)	76,961,936	22,848,686	99,810,622

Cash flows(1) (Unaudited)	1,034,605	(6,780,000)	(5,745,395)
Loss on valuation of financial liabilities at fair value through profit or loss (Unaudited)	7,547,328	—	7,547,328
New lease contracts (Unaudited)	—	4,015,709	4,015,709
Lease disposals (Unaudited)	—	(30,556)	(30,556)
Interest expenses (Unaudited)	—	808,785	808,785
Items such as foreign currency translation adjustments (Unaudited)	3,127,549	(29,135)	3,098,414

Net liabilities as of December 31, 2019 (Unaudited)	88,671,418	20,833,489	109,504,907

(1)	Cash flows of lease liabilities include payments of principal portion and interest expenses paid relevant to the lease liability during the year ended December 31, 2019.

18.	Revenue from Contracts with Customers

The Group has recognized the following amounts relating to revenue in the Consolidated Statement of Profit or Loss for the years ended December 31, 2018 and 2019:

	(In thousands of Korean won)

	2018	2019 (Unaudited)
Revenue from contracts with customers
Revenue(1)	13,166,879	23,543,159

(1)	Refer to Note 5 Segment Information for further details of revenue.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

18.	Revenue from Contracts with Customers (continued)

Trade and other receivables, contract assets and contract liabilities

	(In thousands of Korean won)

	December 31, 2018	December 31, 2019 (Unaudited)
Trade and other receivables	4,864,462	6,750,039
Contract liabilities—Unused balance of virtual coins(1)(2)	596,818	1,783,863

(1)	Represents as advances received in the statement of financial position.
(2)

Contract liabilities mainly consist of the unused balance of virtual coins, partially including contractual obligations primarily related to operational support provided by a subsidiary to its customers. Such balance was immaterial as of December 31, 2019.

There were no significant balance of contract assets and contract liabilities as of December 31, 2018 and 2019.

As unsatisfied performance obligations will be fulfilled mainly within a year, the transaction price allocated to unsatisfied contract is not disclosed, based on the practical expedient as permitted under IFRS 15. Additionally, the payment term for advertisement service is typically within three months and there were no significant financing components within the services provided to customers by the Group. Moreover, there were no significant contract costs as of December 31, 2018 and 2019.

19.	Other Income and Expenses, Finance Income and Costs

(1)	Other operating expenses for the years ended December 31, 2017, 2018 and 2019 are as follows:

	(In thousands of Korean won)

	2017	2018	2019 (Unaudited)
Rent	854,867	2,107,669	335,989
Travel	266,087	529,268	750,193
Supplies	202,163	342,022	577,880
Taxes and dues	89,275	271,939	611,985
Professional fees(1)	932,030	5,112,437	1,373,292
Training	355,236	464,543	504,226
Utility expenses	314,530	843,032	166,805
Others	818,698	698,987	792,829

Total	3,832,886	10,369,897	5,113,199

(1)

Professional fees included expenses for the years ended December 31,2018 incurred in connection with the consulting service provided by external consultants, amounting to 3,900,000 thousand won. The Company transferred the common shares of SNOW China Limited to the consultants for the consideration of the consulting service provided. Refer to Note 27 Share Based Payments.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

19.	Other Income and Expenses, Finance Income and Costs (continued)

(2)	Other non-operating income for the years ended December 31, 2017, 2018 and 2019 are as follows:

	(In thousands of Korean won)

	2017	2018	2019 (Unaudited)
Gain on reversal of asset retirement obligations	—	264,434	—
Gain on disposal of financial assets at fair value through profit or loss	—	282,371	13,922,482
Others	198,418	605,189	221,741

Total	198,418	1,151,994	14,144,223

(3)	Finance income for the years ended December 31, 2017, 2018 and 2019 are as follows:

	(In thousands of Korean won)

	2017	2018	2019 (Unaudited)
Interest income(1)	371,352	356,674	936,015
Gain on valuation of financial assets at fair value through profit or loss	214,829	8,073,193	1,699,817

Total	586,181	8,429,867	2,635,832

(1)

Included the interest income from lease receivables in the amount of 349,134 thousand won due to the adoption of IFRS16 for the year ended December 31, 2019. Refer to Note 3 Significant Accounting Policies and Note 15 Leases for further details.

(4)	Finance costs for the years ended December 31, 2017, 2018 and 2019 are as follows:

	(In thousands of Korean won)

	2017	2018	2019 (Unaudited)
Interest expenses(1)	13,662	85,038	934,830
Loss on valuation of financial assets at fair value through profit or loss	805,539	1,167,428	1,767,609
Loss on valuation of financial liabilities at fair value through profit or loss	—	5,610,094	7,547,328
Others	—	22,945	826

Total	819,201	6,885,505	10,250,593

(1)

Included the interest expenses for lease liability in the amount of 808,785 thousand won due to the adoption IFRS16 for the year ended December 31, 2019. For further detail, refer to Note 3 Significant Accounting Policies and Note 15 Leases.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

20.	Financial Risk Management

The Group has exposure to the following risks from its use of financial instruments:

–	Credit risk

–	Liquidity risk

–	Market risk

This note presents information about the Group’s exposure to each of the above risks, the Group’s objectives, policies and processes for measuring and managing risk, and the Group’s management of capital. Further quantitative disclosures are included throughout the Group’s consolidated financial statements.

(1)	Risk Management Framework

The Group is exposed to financial risks arising from its operating activities, such as market risks (foreign currency risk, interest rate risk and price risk), credit risks, and liquidity risks. The Group’s overall risk management policy mainly focuses on financial market fluctuation and minimizing negative influence on the Group’s financial performance.

The Group’s risks are managed by policies that are approved by the Board of Directors. The Board reviews and approves written policies for the overall risk management, as well as for specific areas, such as foreign currency risk, interest rate risk, credit risk, use of derivative financial instruments and non-derivative financial instruments, and investment of excess liquidity.

(2)	Credit Risk

Credit risk arises from cash and cash equivalents, contractual cash flows of debt investments and deposits with banks and financial institutions, as well as credit exposures to corporate and individual customers, including outstanding receivables.

The Group has two types of financial assets that are subject to the expected credit loss model:

–	Trade receivables and other receivables carried at amortized cost and

–	Other financial assets carried at amortized cost.

While cash equivalents are also subject to the impairment requirement, the identified impairment loss was immaterial.

(a)	Maximum amounts of possible financial loss to the Group due to credit risk as of December 31, 2018 and 2019 are as follows:

	(In thousands of Korean won)

	December 31, 2018	December 31, 2019 (Unaudited)
	Book value	Book value
Demand deposits	104,258,127	65,190,852
Trade and other receivables(1)	4,864,462	6,750,039
Short-term loan	800,000	386,348
Leasehold deposits	3,271,693	3,675,202
Lease receivables	—	9,025,319

Total	113,194,282	85,027,760

Snow Corporation

Notes to Consolidated Financial Statements (continued)

20.	Financial Risk Management (continued)

(2)	Credit Risk (continued)

(a)	Maximum amounts of possible financial loss to the Group due to credit risk as of December 31, 2018 and 2019 are as follows (continued):

(1)

For receivables, the Group’s exposure to credit risk is influenced mainly by the individual characteristics of each customer. The Group regularly performs credit assessments on customers and counterparties considering their financial position and historical data in order to manage the credit risk. The Group recorded provisions for estimated credit risk in respect of the loan receivables and trade and other receivables as of December 31, 2019. The methodology used for estimating the expected credit loss differs depending on whether there have been significant increase in credit risk since initial recognition per financial assets or per assets group. The Group measures the expected credit losses for the financial assets measured at amortized cost without any significant increase in credit risk at the amount equal to twelve-month expected credit losses. For the financial assets measured at amortized cost with a significant increase in credit risk, the Group measures the expected credit losses at the amount equal to the lifetime expected credit losses. The Group uses the probability that a default occurs according to prevailing market conditions. For the trade receivables and lease receivables, the Group applied the simplified approach permitted by IFRS 9 that estimates the lifetime expected credit losses since the initial recognition. The expected credit loss of trade receivables and lease receivables are measured using the probability that a default may occur calculated based on the Group’s historical experiences on cash collection from trade receivables taking into account forward looking information such as future economic conditions. When there has been a significant increase in credit risk, the Group measures the expected credit risk considering all reasonable and supportable information including that which is forward looking.

(b)	Impaired or past-due financial assets

The Group applies the simplified approach to measure the loss allowance at an amount equal to lifetime expected credit losses for trade and other receivables. To measure the expected credit losses, trade receivables have been grouped based on shared credit risk characteristics and the days past due.

Set out below is the information about the credit risk exposure on the Group’s trade and other receivables using a provision matrix as of December 31, 2019 (Unaudited):

	(In thousands of Korean won)

	<180 days	>180 days
Expected credit loss rate	0%	75.32%
Total book value (Trade receivable)	4,574,170	12,981
Total book value (Other receivable)	3,558,511	3,377

Expected credit loss	—	12,321

Snow Corporation

Notes to Consolidated Financial Statements (continued)

20	Financial Risk Management (continued)

(2)	Credit Risk (continued)

(b)	Impaired or past-due financial assets (continued)

Below is the movement in the allowance for doubtful accounts attributable to trade and other receivables:

(In thousands of Korean won)

Allowance for doubtful accounts
Balance at January 1, 2018	539,685
Provision for the year	2,908
Reversal	—
Utilized	(539,685)

Balance at December 31, 2018	2,908
Provision for the year (Unaudited)	12,321
Reversal (Unaudited)	(2,908)

Balance at December 31, 2019 (Unaudited)	12,321

Receivables for which an impairment allowance was recognized are written off against the allowance when there is no expectation of recovering additional cash. No expectation of recovering additional cash is included those that do not comply with debt adjustments with the Group. Impairment losses on trade receivables are presented as net of bad debt expense in the income statement.

Other financial assets carried at amortized cost include demand deposits, shot-term loans and leasehold deposits. As of December 31, 2018, all other financial assets carried at amortized cost are considered to have low credit risk and therefore no provision for losses has been recognized. As of December 31, 2019, the Company recognize loss allowance for short-term loan in the amount of 1,013,652 thousand won. Lease receivables and all other financial assets carried at amortized cost other than short-term loan are considered to have low credit risk and therefore no provision for losses has been recognized as of December 31, 2019.

(3)	Liquidity Risk

The Group continuously monitors its forecast of liquidity reserve to maintain sufficient cash for its operating activities. In forecasting the liquidity reserve, the Group considers its financing plan, compliance with commitments, internal financial ratios as well as requirements under external regulations and laws, such as restrictions on currencies.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

20	Financial Risk Management (continued)

(3)	Liquidity Risk (continued)

(a)	Financial liabilities

The book values of financial liabilities based on the remaining maturities as of December 31, 2018 and 2019 are as follows. The amounts below include estimated interest from financial liabilities scheduled to be paid.

	(In thousands of Korean won)

	December 31, 2018
	Book value	Contractual cash outflows	Less than one year	One to five years
Trade and other payables	9,089,468	9,089,468	9,089,468	—
Other financial liabilities, current	4,459,624	4,520,983	4,520,983	—
Other financial liabilities, non-current	74,009,538	74,009,538	—	74,009,538

Total	87,558,630	87,619,989	13,610,451	74,009,538

	(In thousands of Korean won)

	December 31, 2019 (Unaudited)
	Book value	Contractual cash outflows	Less than one year	One to five years
Trade and other payables	10,616,471	10,616,471	10,616,471	—
Other financial liabilities, current	5,635,160	5,635,160	5,635,160	—
Other financial liabilities, non-current	84,534,524	84,534,524	—	84,534,524
Lease liabilities	20,833,489	22,066,427	7,368,934	14,697,493

Total	121,619,644	122,852,582	23,620,565	99,232,017

(4)	Market Risk

Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: foreign currency risk, interest rate risk, and other price risk. Financial instruments affected by market risk include borrowings, deposits, debt instruments and derivative financial instruments.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

20	Financial Risk Management (continued)

(4)	Market Risk (continued)

(a)	Exchange rate risk

The Group is exposed to the foreign currency risk arising from changes in foreign exchange rates especially for Hong Kong Dollar (“HKD”), Japanese Yen (“JPY”), Chinese Ren Min Bi (“RMB”), Singapore Dollar (“SGD”), Taiwan Dollar (“TWD”), United States Dollar (“USD”) and Vietnam Dong (VND) as it operates its business globally. Foreign currency risks arise from the recognized assets and liabilities.

	December 31, 2018
	Currency	Amount (In thousands)	Exchange rate	Korean Won equivalent (In thousands)
Monetary assets:
Cash and cash equivalents	USD	768	1,118.10	858,701
	JPY	14,504	10.13	146,926
Trade receivables	USD	63	1,118.10	70,440
	JPY	14,146	10.13	143,299

	December 31, 2018
	Currency	Amount (In thousands)	Exchange rate	Korean Won equivalent (In thousands)
Monetary liabilities:
Trade and other payables	USD	(463)	1,118.10	(517,680)
	RMB	(15)	162.76	(2,441)
	JPY	(9,227)	10.13	(93,470)
	TWD	(180)	36.58	(6,584)
	SGD	(109)	818.28	(89,193)

	December 31, 2019 (Unaudited)
	Currency	Amount (In thousands)	Exchange rate	Korean Won equivalent (In thousands)
Monetary assets:
Cash and cash equivalents	USD	203	1,157.80	235,033
	RMB	4,636	165.74	768,371
	JPY	251,564	10.63	2,674,125
	HKD	76,784	148.66	11,414,709
	VND	3,243,011	0.05	162,151
Trade receivables	USD	1,718	1,157.80	1,989,100
	RMB	20,936	165.74	3,469,933
	JPY	12,440	10.63	132,237
	SGD	3	858.55	2,576
Other financial assets	USD	968	1,157.80	1,120,750

Snow Corporation

Notes to Consolidated Financial Statements (continued)

20	Financial Risk Management (continued)

(4)	Market Risk (continued)

(a)	Exchange rate risk (continued)

	December 31, 2019 (Unaudited)
	Currency	Amount (In thousands)	Exchange rate	Korean Won equivalent (In thousands)
Monetary liabilities:
Trade and other payables	USD	(514)	1,157.80	(595,109)
	RMB	(11,951)	165.74	(1,980,759)
	JPY	(26,910)	10.63	(286,053)
	HKD	(8,924)	148.66	(1,326,642)
	VND	(35,651)	0.05	(1,783)
	SGD	(121)	858.55	(103,885)
Other financial liabilities	RMB	(34,000)	165.74	(5,635,160)
	HKD	(558,565)	148.66	(83,036,273)

The effects on profit or loss before tax from operations and shareholders’ equity as a result of exchange rate fluctuations as of December 31, 2018 and 2019, are as follows:

	(In thousands of Korean won)

	December 31, 2018
	Shareholders’ equity		Profit or (loss) before tax
Currency	Appreciation of functional currency by 5%	Depreciation of functional currency by 5%	Appreciation of functional currency by 5%	Depreciation of functional currency by 5%
USD	16,047	(16,047)	20,573	(20,573)
RMB	(95)	95	(122)	122
JPY	7,674	(7,674)	9,838	(9,838)
TWD	(257)	257	(329)	329
SGD	(3,479)	3,479	(4,460)	4,460

	(In thousands of Korean won)

	December 31, 2019 (Unaudited)
	Shareholders’ equity		Profit or (loss) before tax
Currency	Appreciation of functional currency by 5%	Depreciation of functional currency by 5%	Appreciation of functional currency by 5%	Depreciation of functional currency by 5%
USD	107,253	(107,253)	137,504	(137,504)
RMB	(131,731)	131,731	(168,886)	168,886
JPY	98,336	(98,336)	126,072	(126,072)
HKD	(2,844,975)	2,844,975	(3,647,404)	3,647,404
VND	6,254	(6,254)	8,018	(8,018)
SGD	(3,923)	3,923	(5,029)	5,029

Snow Corporation

Notes to Consolidated Financial Statements (continued)

20	Financial Risk Management (continued)

(4)	Market Risk (continued)

(a)	Exchange rate risk (continued)

The tables above demonstrate the sensitivity to a change in HKD, JPY, RMB, SGD, TWD, USD, and VND assuming all other variables are constant.

(b)	Interest Rate Risk

Interest rate risks is the risks of changes in interest income and expenses from deposits or borrowings due to fluctuations on the future market interest rates. Interest rate risks relates primarily to deposits with floating interest rates. The Group manages interest rate risks for the purpose of maximizing the Company’s value by minimizing uncertainties associated with fluctuations of interest rates.

	(In thousands of Korean won)
	December 31, 2018
	Shareholders’ equity		Profit or (loss) before tax
	Increase of 50 basis points	Decrease of 50 basis points	Increase of 50 basis points	Decrease of 50 basis points
Interest expenses	255,520	(255,520)	327,590	(327,590)

	(In thousands of Korean won)
	December 31, 2019 (Unaudited)
	Shareholders’ equity		Profit or (loss) before tax
	Increase of 50 basis points	Decrease of 50 basis points	Increase of 50 basis points	Decrease of 50 basis points
Interest expenses	128,979	(128,979)	165,358	(165,358)

(5)	Capital management

The Group manages its capital for a purpose to protect its ability to continuously provide returns to its shareholders and stakeholders as a going concern and maintain an optimal capital structure to minimize any costs associated with its capital. The Group monitors capital using a debt-to-equity ratio, which is calculated as the total liabilities divided by the total equity.

	(In thousands of Korean won)

	December 31, 2018	December 31, 2019 (Unaudited)
Total liabilities	106,238,299	160,193,958
Total shareholders’ equity	39,855,551	(31,627,503)
Debt/equity ratio	267%	—

The debt/equity ratio as of December 31, 2019 was a negative number and was not recorded.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

21.	Fair Value Measurements

(1)	Fair value hierarchy

The Group referred to the levels of the fair value hierarchy for financial instruments measured at fair value in the consolidated financial statements based on the following inputs:

–	Level 1 inputs are quoted prices in active markets for identical assets or liabilities.

–

Level 2 inputs are quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

–

Level 3 inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable, which reflect the reporting entity’s own assumptions that market participants would use in establishing a price.

Transfers between levels of the fair value hierarchy are recognized as if they have occurred at the beginning of the reporting period.

Assets measured at fair value on a recurring basis in the Consolidated Statements of Financial Position as of December 31, 2018 and 2019 are as follows:

	(In thousands of Korean won)
December 31, 2018	Level 1	Level 2	Level 3	Total
Financial assets
Financial assets at fair value through profit or loss	—	—	12,641,371	12,641,371

Financial liabilities
Liabilities designated as financial liabilities at fair value through profit or loss	—	—	72,502,312	72,502,312

	(In thousands of Korean won)
December 31, 2019 (Unaudited)	Level 1	Level 2	Level 3	Total
Financial assets
Financial assets at fair value through profit or loss	—	—	7,627,400	7,627,400

Financial liabilities
Liabilities designated as financial liabilities at fair value through profit or loss	—	—	83,036,258	83,036,258

Snow Corporation

Notes to Consolidated Financial Statements (continued)

21.	Fair Value Measurements (continued)

(2)	Assets and liabilities not measured at fair values in the Consolidated Statements of Financial Position, but for which fair values are disclosed as of December 31, 2018 and 2019 are as follows:

	(In thousands of Korean won)

December 31, 2018	Level 1	Level 2	Level 3	Total
Financial assets
Other financial assets, non-current
Leasehold deposits	—	3,023,180	—	3,023,180

Financial liabilities
Other financial liabilities, non-current
Office security deposits received under sublease agreement	—	1,382,969	—	1,382,969

	(In thousands of Korean won)

December 31, 2019 (Unaudited)	Level 1	Level 2	Level 3	Total
Financial assets
Other financial assets, non-current
Leasehold deposits	—	3,520,218	—	3,520,218
Long-term lease receivables	—	6,771,344	—	6,771,344

Total	—	10,291,562	—	10,291,562

Financial liabilities
Other financial liabilities, non-current
Office security deposits received under sublease agreement	—	1,420,224	—	1,420,224

There have been no transfers among Level 1, Level 2 and Level 3 during the years ended December 31, 2018 and 2019.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

21.	Fair Value Measurements (continued)

(3)	Reconciliations from the opening balance to the closing balance of financial instruments categorized within Level 3 are as follows:

	(In thousands of Korean won)

	2018		2019 (Unaudited)
	Financial assets at fair value through profit or loss	Liabilities designated as financial liabilities at fair value through profit or loss	Financial assets at fair value through profit or loss	Liabilities designated as financial liabilities at fair value through profit or loss
Fair value at the beginning of the year	4,009,962	—	12,641,371	(72,502,312)
Gain/(loss) recognized in profit or loss for the year	6,905,765	(5,610,094)	(67,792)	(7,686,537)
Purchases	1,850,485	—	1,667,882	—
Issuance of redeemable convertible preferred shares	—	(65,674,465)	—	—
Sales and settlements	(124,841)	—	(6,614,061)	—
Effect of exchange rate changes	—	(1,217,753)	—	(2,847,409)

Fair value at the end of the year	12,641,371	(72,502,312)	7,627,400	(83,036,258)

(4)	Valuation techniques and inputs

Assets and liabilities measured at fair value on a recurring basis in the Group’s Consolidated Statements of Financial Position

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss categorized within Level 3 mainly consist of unlisted equity securities and private equity investment funds. Assets measured at fair value on a recurring basis in the Group’s Consolidated Statements of Financial Position as of December 31, 2018 and 2019.

Valuation technique	Significant unobservable input	2018
Market approach	Price book value ratio	1 ~ 3.6
	Price per sales ratio	0.6-2.5
	Price earnings ratio	51.9
	Firm value per sales	2.8
Option evaluation model	Volatility of underlying assets	8.5%
	Discount rate	13.1%
Discount cash flow model	Discount rate	12.3-19.7%

Valuation technique	Significant unobservable input	2019 (Unaudited)
Market approach	Price book value ratio	1.86 ~ 2.6
	Price per sales ratio	2.54 ~ 5.8
Discount cash flow model	Discount rate	12.4%

Snow Corporation

Notes to Consolidated Financial Statements (continued)

21.	Fair Value Measurements (continued)

(4)	Valuation techniques and inputs (continued)

Financial assets at fair value through profit or loss (continued)

For the year ended December 31, 2019, a significant increase (decrease) in price book value ratio and price per sales ratio would result in a higher (lower) fair value of the financial assets, while a significant increase (decrease) in the discount rate would result in a lower (higher) fair value of the financial instruments.

Liabilities designated as financial liabilities at fair value through profit or loss

Liabilities designated as financial liabilities at fair value through profit or loss categorized within Level 3 mainly consist of redeemable convertible preference stock. Liabilities measured at fair value using mainly a binomial option pricing model. Below is the quantitative information regarding the valuation technique and significant unobservable inputs used in measuring the fair value of redeemable convertible preference shares:

Valuation technique	Significant unobservable input	2018
Discount cash flow model	Discount rate	11.9%
Option evaluation model	Volatility of underlying assets	51.8%
	Discount rate	11.9%

Valuation technique	Significant unobservable input	2019 (Unaudited)
Discount cash flow model	Discount rate	11.3%
Option evaluation model	Volatility of underlying assets	45.0%
	Discount rate	11.3%

For the year ended December 31, 2019, a significant increase (decrease) in the discount rate would result in a lower (higher) fair value of the financial assets, while a significant increase (decrease) in volatility of underlying assets would result in a higher (lower) fair value of the financial instruments.

The valuation techniques and the valuation results of the Level 3 financial assets, including those performed by the external experts, were reviewed and approved by the management of the Group.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

22.	Related Party Transactions

Note 24 Principal Subsidiaries provides information about the Group’s structure, including details of the subsidiaries and the parent company. The following table provides the total amount of outstanding balances and related party transactions entered into for the years ended December 31, 2017, 2018 and 2019.

(1)	Significant related party transactions and outstanding balances with related parties as of and for the year ended December 31, 2017 are as follows:

	(In thousands of Korean won)

Relationship	Name	Transaction	Transaction amount	Outstanding receivable/ (payable) balances
Parent company	NAVER Corporation	Revenue	339,000	—
Companies that have significant influence on the group	LINE Corporation	Expense	358,680	—
		Receivable	—	270,522
	LINE Plus Corporation	Transfer of camera application business(1)	2,099,275	—
Associates	Alchera Inc	Expense	512,041	—
	SpringCamp Early Stage Fund I	Revenue	188,219	—
Other related parties	NAVER I&S.Corp.	Expense	498,628	—
		Payable	—	(124,161)
	NAVER Business Platform	Expense(2)	2,743,597	—
		Payable	—	(330,126)
	NAVER China	Expense	169,280	—
		Payable	—	(210,255)
	LINE Fukuoka Corp.	Expense	589,951	—
		Payable	—	(88,943)

(1)	In May 2017, Snow Corporation acquired camera application business of LINE Plus Corporation. Refer to Note 23 Business Combinations for further details.
(2)	NAVER Business Platform Corp. has provided IT infrastructure services and related development services to the Group.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

22.	Related Party Transactions (continued)

(2)	Significant related party transactions and outstanding balances with related parties as of and for the year ended December 31, 2018 are as follows:

	(In thousands of Korean won)

Relationship	Name	Transaction	Transaction amount	Outstanding receivable/ (payable) balances
Parent company	NAVER Corporation	Revenue	200,339	—
		Expense	303,533	—
		Receivable	—	114,503
		Payable	—	(182,330)
Companies that have significant influence on the group	LINE Corporation	Expense	331,112	—
		Receivable	—	143,323
Associates	Alchera Inc	Expense	293,959	—
	SpringCamp Early Stage Fund I	Revenue	619,726	—
	Brave Pops	Expense	120,000	—
Other related parties	NAVER WEBTOON Corporation	Revenue	100,000	—
		Receivable	—	110,000
		Payable	—	(59,415)
	NAVER I&S.Corp.	Expense	703,043	—
		Payable	—	(222,559)
	NAVER Business Platform	Expense(1)	3,069,645	—
		Payable	—	(420,600)
	NAVER China	Expense	265,608	—
		Payable(2)	—	(4,545,862)
	LINE Friends Corporation	Expense	252,485	—
		Payable	—	(250,000)
	LINE Biz Plus Corporation	Revenue	178,317	—
	LINE Fukuoka Corp.	Expense	797,392	—
	LINE Financial Plus Corporation	Revenue(3)	1,056,611	—
		Payable	—	(1,496,986)
	AXIS Co., LTD.	Receivable	—	806,150

(1)	NAVER Business Platform Corp. has provided IT infrastructure services and related development services to the Group.
(2)	The Group entered multiple borrowing agreements with NAVER China during a year ended December 31, 2018.
(3)	The Group subleased a part of its head office to LINE Financial Plus Corporation.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

22.	Related Party Transactions (continued)

(3)	Significant related party transactions and outstanding balances with related parties as of and for the year ended December 31, 2019 are as follows (Unaudited):

			(In thousands of Korean won)

Relationship (Unaudited)	Name (Unaudited)	Transaction (Unaudited)	Transaction amount (Unaudited)	Outstanding receivable/ (payable) balances (Unaudited)
Parent company	NAVER Corporation	Revenue	68,565	—
		Expense	654,076	—
		Receivable	—	73,808
		Payable	—	(225,138)
		Lease liabilities	—	(259,453)
Companies that have significant influence on the group	LINE Corporation	Expense	303,478	—
		Payable	—	(26,321)
	LINE Plus Corporation	Expense	11,709	—
Associates	SpringCamp Early Stage Fund I	Revenue	1,200,000	—
Other related parties	CHOCO Media	Expense	14,440	—
	FIVE Inc.	Expense	194,669	—
	LINE Fukuoka Corp.	Expense	822,770	—
		Payable	—	(72,358)
	LINE Pay Corporation	Expense	16,719	—
	NAVER China	Expense	235,092	—
		Payable	—	(5,715,502)
	NAVER I&S Corp.	Expense	1,082,969	—
		Payable	—	(167,899)
	NAVER Business Platform	Expense	4,769,129	—
		Payable	—	(768,857)
	NAVER Financial	Expense	61,250	—
		Payable	—	(50,872)
	LINE Financial Plus Corporation	Revenue	349,134	—
		Lease receivables	—	9,025,319
		Payable	—	(1,496,986)
	LINE Friends Corporation	Expense	1,053,164	—
		Payable	—	(57,194)
	AXIS Co., LTD.	Revenue	47,361	—
		Expense	1,427,360	—
		Receivable(1)	—	1,436,069

(1)	The Group has the allowance for loans of AXIS Co., LTD.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

22.	Related Party Transactions (continued)

(4)	Financial transactions with related parties for the years ended December 31, 2017, 2018 and 2019 are as follows:

				(In thousands of Korean won)
Relationship	Name	Transaction	2017	2018	2019 (Unaudited)
Associates	Laiqu Technology (Shenzhen) Co., Ltd.	Investment in cash	164,067	678,157	865,999
	Fast Cowell Private Equity Fund	Investment in cash	1,500,000	—	—
	BravePops Co., Ltd.	Investment in cash	—	648,294	—
Joint ventures	Playlist Corporation	Investment in cash	600,000	2,400,000	3,000,000
	Playlist Corporation	Rental	—	—	1,800,000
	Semicolon Corporation	Payment in cash	—	—	1,400,000
	Semicolon Corporation	Repayment	—	—	1,800,000
Other related parties	Search Solutions, Inc.	Borrowing	3,300,000	—	—
		Repayment	3,300,000	—	—
	AXIS Co., LTD.	Rental	—	800,000	600,000
		Investment in cash	—	1,500,000	—
	NAVER China	Borrowing	163,650	4,459,624	5,635,160
		Repayment	—	163,650	—
	LINE Financial Plus Corporation	Repayment	—	—	2,535,795

(4)	The total compensation of key management personnel for the years ended December 31, 2017, 2018 and 2019, was as follows:

	(In thousands of Korean won)
	2017	2018	2019 (Unaudited)
Salaries	1,242,960	1,341,343	6,653,688
Severance benefits	165,552	154,567	256,828

Total	1,408,512	1,495,910	6,910,516

Snow Corporation

Notes to Consolidated Financial Statements (continued)

23.	Business Combinations

Acquisition in 2017

Merger of camera application business

As of May 1, 2017, the Group merged the camera application business which was separated from LINE Plus Corporation and newly issued 208,455 shares of its common shares.

Assets acquired and liabilities assumed

(In thousands of Korean won)

Assets acquired and liabilities assumed
Assets
Cash and cash equivalents	5,900,000
Property and equipment	225,494
Deferred tax assets	725,724

Total	6,851,218

Liabilities
Other liabilities, current	1,349,218
Other liabilities, non-current	3,402,725

Total	4,751,943

Total identifiable net assets at fair value	2,099,275

Goodwill	—

Total consideration	2,099,275

The Group accounted for its business combination with the camera application business of LINE Plus Corporation, a subsidiary of the Group’s parent company, in accordance with the accounting of business combinations of entities under common control.

The assets and liabilities of the camera application business transferred to the Group are recognized at book values as of the transaction date that are recorded in the consolidated financial statements of NAVER Corporation, the ultimate parent company. There was no difference between the considerations paid in exchange for the acquisition of the camera application business and book values of the net assets acquired.

(In thousands of Korean won)
Analysis of cash flows on acquisition:
Total consideration related to the acquisition	—
Net cash and cash equivalents acquired at the acquisition date	5,900,000

Net cash flows on acquisition (included in cash flows from investing activities)	5,900,000

Snow Corporation

Notes to Consolidated Financial Statements (continued)

23.	Business Combinations (continued)

Other business combinations

Acquisition of Spring Camp Inc.

On March 30, 2017, the Group acquired 100% shares of Spring Camp Inc., which engages in the financial investment business. The Group’s goodwill arising from the acquisition reflects the effect of synergy from the human resources and business operation acquired, and details of the accounting for goodwill are summarized as follows:

Assets acquired and liabilities assumed

The identifiable assets and liabilities of Spring Camp Inc., which are measured at fair value as of the date of acquisition, were as follows:

(In thousands of Korean won)

Assets acquired and liabilities assumed
Assets
Cash and cash equivalents	1,060,833
Other assets, current	602,433
Property and equipment	104,534
Other assets, non-current	3,062,366

Total	4,830,166

Liabilities
Other liabilities, current	16,229

Total	16,229

Total identifiable net assets at fair value	4,813,937

Goodwill	186,063

Total consideration	5,000,000

(In thousands of Korean won)
Analysis of cash flows on acquisition:
Total consideration related to the acquisition	(5,000,000)
Net cash and cash equivalents acquired at the acquisition date	1,060,833

Net cash flows on acquisition (included in cash flows from investing activities)	(3,939,167)

Acquisition of Yiruike Information Technology (Beijing) PTE. LTD.

On November 1, 2017, the Group acquired 100% shares of Yiruike Information Technology (Beijing) PTE. LTD., which engages in the mobile camera application business. The Group’s goodwill arising from the acquisition reflects the effect of synergy from the human resources and business operation acquired.

All consideration related to the acquisition is 164 million won. Goodwill of 440 million won represented the value of expected synergies arising from the acquisition.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

23.	Business Combinations (continued)

Acquisition in 2018

Acquisition of Heartit

On June 22, 2018, the Group acquired 100% shares of Heartit. The Group’s goodwill arising from the acquisition reflects the effect of synergy from the human resources and business operation acquired, and details of the accounting for goodwill are summarized as follows:

Assets acquired and liabilities assumed

The identifiable assets and liabilities of the Heartit, which are measured at fair value as of the date of acquisition, were as follows:

(In thousands of Korean won)

Assets acquired and liabilities assumed
Assets
Cash and cash equivalents	333
Other assets, current	251,953
Property and equipment	8,196
Other assets, non-current	11,076

Total	271,558

Liabilities
Other liabilities, current	19,255
Other liabilities, non-current	64,427

Total	83,682

Total identifiable net assets at fair value	187,876

Goodwill	1,899,324

Total consideration	2,087,200

(In thousands of Korean won)

Analysis of cash flows on acquisition:
Total consideration related to the acquisition	(2,087,200)
Net cash and cash equivalents acquired at the acquisition date	333

Net cash flows on acquisition (included in cash flows from investing activities)	(2,086,867)

All consideration was paid in cash. Goodwill of 1,899 million won represented the value of expected synergies arising from the acquisition.

Acquisition in 2019

Not applicable.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

24.	Principal Subsidiaries

Information on subsidiaries

The Group has 11 consolidated subsidiaries. The significant subsidiaries of the Group include the following subsidiaries:

			Percentage of ownership
Name	Primary business activities	Country of incorporation	December 31, 2018	December 31, 2019 (Unaudited)
SNOW China Limited	Mobile camera app	Hong Kong (China)	96.2%	96.2%
SNOW Japan Corporation	Mobile camera app	Japan	100.0%	100.0%
Spring Camp Inc.	Investment	Korea	100.0%	100.0%
SNOW China (Beijing) Co., Ltd	Mobile camera app	China	100.0%	100.0%
Yiruike Information Technology (Beijing) PTE. LTD.	Mobile camera app	China	100.0%	100.0%
Heartit Inc.	Social Media	Korea	100.0%	100.0%

Ultimate	parent company of the Group

The parent company of the Group is NAVER, which is domiciled in Korea and listed on the Korean Stock Exchange.

25.	Investments in Associates and Joint Ventures

(1)	Details of investments in the Group’s certain associates and joint ventures, that are individually immaterial are as follows:

				(In thousands of Korean won)

			December 31, 2018		December 31, 2019 (Unaudited)
Name	Primary business activities	Country of incorporation	Percentage of ownership	Carrying amount	Percentage of ownership	Carrying amount
Associates
Alchera, Inc(1)	AI & AR technology development	Korea	24.5%	1,510,954	18.5%	929,355
Fandom Co., Ltd.	Internet contents business	Korea	20.0%	84,419	20.0%	139,002
Laiqu Technology (Shenzhen) Co., Ltd.(2)	AR Device development	China	22.7%	354,976	23.9%	748,842
Fast Cowell Private Equity Fund	Investment	Korea	21.1%	1,459,812	21.1%	1,413,642

Joint ventures
Playlist Corporation(3)	Internet contents business	Korea	50.0%	363,142	50.0%	3,258,046
Semicolon Studio Corp(3)	Development and distribution of web contents	Korea	—	—	50.0%	903,704

Snow Corporation

Notes to Consolidated Financial Statements (continued)

25.	Investments in Associates and Joint Ventures (continued)

(1)	Details of investments in the Group’s certain associates and joint ventures, that are individual immaterial are as follows (continued):

(1)

During 2019, the Company’s ownership in Alchera, Inc, decreased from 24.5% to 18.5% as a result of multiple issuance of new shares by Alchera, Inc. Although the Company holds less than 20% ownership, the investment in Alchela Inc. is accounted for as an associate since the Company determined that it still has significant influence on Alchera, Inc.’s voting power.

(2)	In April 2019, the Company’s ownership in Laiqu Technology (Shenzhen) Co., Ltd., increased from 22.7% to 23.9% as a result of the capital injection to Laiqu Technology (Shenzhen) Co., Ltd.
(3)

In September 2019, Semicolon Studio Corp was newly established by means of company split of Playlist Corporation and succeeded part of its business, resulting in being a 50% joint venture of the Company.

(2)	The aggregate amount of individually immaterial associates accounted for by the equity-method is summarized as follows:

	(In thousands of Korean won)
	December 31, 2018	December 31, 2019 (Unaudited)
Carrying amount of the interests	3,609,468	3,605,148

	(In thousands of Korean won)
	2017	2018	2019 (Unaudited)
Loss for the year from continuing operations	(1,279,080)	(1,753,288)	(4,434,743)
Other comprehensive income for the year, net of tax	641	—	—

Total comprehensive loss for the year, net of tax	(1,278,439)	(1,753,288)	(4,434,743)

(3)

Summarized financial information for investments in joint ventures are excluded as the balance of the investments as well as the profit/loss from continuing operations are both immaterial as of December 31, 2018 and 2019.

26.	Commitments and contingencies (Unaudited)

(1)	As of December 31, 2019, 240 shares of common stock held by the CEO of AXIS Co., LTD. is pledged for a loan of 1,400,000 thousand won to AXIS Co., LTD.

(2)	Details of payment guarantees provided by the others as of December 31, 2019 are as follows:

	(In thousands of Korean won)
	Amount	Warranties
Seoul Guarantee Insurance	80,000	Payment

27.	Share Based Payments

For the year ended December 31, 2018

The Group granted 279,633 shares of SNOW China to NBT Inc. for the consulting services provided for the year ended at December 31, 2018.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

27.	Share Based Payments (continued)

The Group recognized the share based payment as expense with a corresponding increase in equity because the vesting condition was satisfied in the result of the completion of the service by NBT at grant date.

The compensation cost of shares granted to NBT Inc. for the year ended at December 31, 2018 was calculated based on the fair value of the shares rendered.

(In thousands of Korean won)
2018
Fair value of share based payment granted during the year(1)	3,900,000
Fair value per share at grant date	13.96
Discount rate	20.6%

(1)	The expense of share based compensation recognized as a cost incurred during the year is 3,900,000 thousand won and is related to share based payment.

For the year ended December 31, 2019 (Unaudited)

Pursuant to the resolution of the majority of the voting rights at the annual general meeting of shareholders, the Group granted stock options. The details of stock options granted by the Group are as follows:

Type of shares issued with stock options	Registered common shares

Method upon exercise of stock option	Issuing new ordinary shares or granting shares held in treasury stock (Equity-settled)

Vesting condition	Satisfied for executives/officers and employees who have been in service for 3 years after the date of grant

Expected exercise period	Stock option is exercisable after the Group’s listing procedures are completed and begins stock sales, until the agreed date of termination.

The details of stock options granted by the Company are as follows (Unaudited):

	Stock options (Unit)	Exercise price (Won)
Outstanding balance as of January 1, 2019	—	—
Granted during the year	59,910	418,950
Forfeited during the year	(2,037)	418,950
Ending balance as of December 31, 2019	57,873	418,950
Exercisable shares as of December 31, 2019	—	—

The weighted-average remaining contractual life for the stock options outstanding as of December 31, 2019 is 7.5 years with the exercise price of 418,950 won.

Snow Corporation

Notes to Consolidated Financial Statements (continued)

27.	Share Based Payments (continued)

The fair value of stock options is estimated by using the binomial model option pricing model. Assumptions and variables used to calculate compensation cost are as follows:

2019 (Unaudited)
Fair value of options granted during the period	123,200 won
Fair value per common share at the grant date	418,950 won
Volatility of share price(1)	22.07%
Dividend rate	0%
Expected maturity(2)	8 years
Risk-free rate of return	1.59%

(1)

The volatility of share price was determined by applying the Korean Securities Dealers Automated Quotations (KOSDAQ) sector index volatility of the comparative industry (KOSDAQ IT SW & SVC) on the date 180 days before the grant date.

(2)

The stock option is non-transferable and contains restrictions on exercising options, such as satisfying certain stock market conditions to which the options are subject. The expected maturity was calculated based on the best estimates of the management taking into account the impact of the stock option conditions such as those listed above.

The share based payment expense recognized during the year ended December 31, 2019 was 677,604 thousand won, which was related to equity-settled share based payment.

28.	Subsequent Events (Unaudited)

On January 17, 2020, the Group acquired 5,000 shares of Convertible Preferred Stock of Famous Studio Ltd., in the amount of 1,000,000 thousand won. In addition, on January 23, 2020, the Group acquired 7,773 shares of common stock of Blexlab in the amount of 614,000 thousand won.

Pursuant to the resolution of the Board of Directors meeting on March 11, 2020, the Group split the Zepeto app business on May 1, 2020.